UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6 (e)(2))
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☐	Soliciting Material Pursuant to § 240.14a-12

POTLATCHDELTIC CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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POTLATCHDELTIC CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

MAY 4, 2020

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

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March 31, 2020

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of PotlatchDeltic Corporation will be held at the PotlatchDeltic Corporation Corporate Offices, 601 West First Ave., Suite 1600, Spokane, Washington 99201, on Monday, May 4, 2020, at 9:00 a.m. local time.

We are holding this meeting to:

•	elect the three director nominees named in the proxy statement to PotlatchDeltic Corporation's Board of Directors;
•	ratify the appointment of KPMG LLP as our independent auditors for 2020;
•	approve, by an advisory vote, named executive officer compensation; and
•	transact any other business that properly comes before the meeting.

Your Board of Directors has selected March 13, 2020 as the record date for determining stockholders entitled to notice of the meeting and to vote at the meeting and at any adjournment or postponement.

Your vote is important, so please vote your shares promptly. To vote your shares, please refer to the instructions on the enclosed proxy card or voting instruction form, or review the section titled “Annual Meeting Information - Voting” of the accompanying proxy statement.

By Order of the Board of Directors,

Michele L. Tyler

Vice President, General Counsel & Corporate

Secretary

Important Notice Regarding the Availability of Proxy Materials for
the Company's Annual Meeting of Stockholders on May 4, 2020

The PotlatchDeltic Corporation Proxy Statement and 2019 Annual Report to Stockholders
are available online at www.proxyvote.com and www.potlatchdeltic.com

PotlatchDeltic Corporation
601 West First Avenue, Suite 1600
Spokane, WA 99201-0603	WWW.POTLATCHDELTIC.COM

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ANNUAL MEETING INFORMATION

This proxy statement and the enclosed proxy card are being furnished to stockholders of PotlatchDeltic Corporation in connection with the solicitation of proxies by our Board of Directors for use at the 2020 Annual Meeting of Stockholders, which is described below. We expect to mail this proxy statement, the Notice of Meeting, and the form of proxy enclosed, on or about March 31, 2020.

Date, time and place of the meeting

The 2020 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Monday, May 4, 2020, at 9:00 a.m., local time, at the PotlatchDeltic Corporation Corporate Offices, 601 West First Ave., Suite 1600, Spokane, Washington 99201.

We are actively monitoring the health and safety concerns relating to the coronavirus (COVID-19) pandemic and the government mandates that may issue.  In the event we are not able to hold our annual meeting at a physical location, we will host a virtual-only annual meeting.  If we take this step, we will announce the decision by press release and posting on our website at http://www.potlatchdeltic.com, as well as through an SEC filing.  A list of the names of stockholders of record entitled to vote at the annual meeting will be available during the entire time of the annual meeting on the virtual annual meeting website that will be listed in the announcement. If you are planning to attend the annual meeting, please be sure to check our website for any updates in the days before the meeting.  As always, we encourage you to vote your shares prior to the annual meeting.

The purpose of the meeting is to vote upon three proposals. These proposals and the vote required for approval of each proposal are as follows:

Election of Directors. The first proposal requests the election of the three director nominees named in this proxy statement to our Board. Because this is an uncontested election, the affirmative vote of a majority of the common stock present in person or by proxy at the Annual Meeting and entitled to vote is required to elect each of the nominees for director.

Independent Auditor. The second proposal requests the ratification of the appointment of KPMG LLP as our independent auditors for 2020. The affirmative vote of a majority of the common stock present in person or by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of our independent auditors.

Executive Compensation. The third proposal requests a non-binding, advisory vote to approve named executive officer compensation. The affirmative vote of a majority of the common stock present in person or by proxy at the Annual Meeting and entitled to vote is required to approve, by an advisory vote, named executive officer compensation.

The inspector of election will tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will have the same effect as negative votes. Broker non-votes (described below under the heading Shares held in "street" or "nominee" name) will not be counted in determining the number of votes necessary for approval.

Recommendation of the Board of Directors

Our Board unanimously recommends that you vote

FOR each director nominee

FOR the ratification of the appointment of KPMG LLP as our independent auditors for 2020

FOR advisory approval of our named executive officer compensation

Who may vote

Stockholders who owned common stock at the close of business on March 13, 2020, the record date for the Annual Meeting, may vote at the meeting. For each share of common stock held, stockholders are entitled to one vote for as many separate nominees as there are directors to be elected and one vote on any other matter presented.

Quorum

On March 13, 2020, the record date, we had 67,351,925 shares of common stock outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the total number of shares outstanding on the record date are present either in person or by proxy. Abstentions and broker non-votes will both be treated as present for purposes of determining the existence of a quorum.

Proxy solicitation

Certain of our directors, officers and employees and our proxy solicitor, Broadridge Financial Solutions, Inc. (Broadridge), also may solicit proxies on our behalf by mail, phone, fax, email or in person. We will bear the cost of the solicitation of proxies, including Broadridge's fee of $52,500 plus out-of-pocket expenses, and we will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of PotlatchDeltic stock. No additional compensation will be paid to our directors, officers or employees who may be involved in the solicitation of proxies.

Tabulation of votes—Inspector of Election

We will act as the inspector of election at the Annual Meeting.

Voting

You may vote your shares in one of several ways, depending upon how you own your shares.

Shares registered directly with PotlatchDeltic (in your name):

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Via Internet. Go to www.proxyvote.com and follow the instructions. You will need to enter the Control Number by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

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By Telephone. Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter the Control Number by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

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In Writing. If you received printed proxy materials in the mail and wish to vote by mail, complete, sign and date your proxy card, and return it in the postage paid envelope that was provided to you to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY, 11717, or provide it or a ballot distributed at the Annual Meeting directly to the Inspector of Election at the Annual Meeting when instructed.

Shares held in a PotlatchDeltic 401(k) Savings Plan (through Empower):

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Via Internet. If you own shares of PotlatchDeltic Corporation as a participant in the PotlatchDeltic Hourly 401(k) Plan or the PotlatchDeltic Salaried 401(k) Plan, go to www.proxyvote.com and follow the instructions. You will need to enter the Control Number printed on the voting instruction form you received.

•	By Telephone. Call toll free 1-800-690-6903 and follow the instructions. You will need to enter the Control Number printed on the voting instruction form you received.
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In Writing. Complete, sign, and date the proxy card that was mailed to you, and return it in the envelope that was provided to you to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY, 11717.

IMPORTANT NOTE TO 401(k) SAVINGS PLANS PARTICIPANTS: Broadridge, our proxy agent, must receive your voting instructions by 11:59 p.m., Eastern Daylight Time, on May 1, 2020 in order to tabulate the voting instructions of 401(k) Savings Plans participants who have voted and communicate those instructions to the 401(k) Savings Plans trustee, who will ultimately vote your shares. If you do not provide voting instructions, the trustee will vote your 401(k) Plan shares in the same proportion as the 401(k) Plan shares of other participants for which the trustee has received proper voting instructions.

Shares held in “street” or “nominee” name (through a bank, broker or other nominee):

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You may receive a separate voting instruction form with this proxy statement from your bank, broker or nominee, or you may need to contact your bank, broker or nominee to determine whether you will be able to vote electronically using the Internet or telephone. To vote in person at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record.
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If you are the beneficial owner of shares held in “street name” by a broker, then the broker must vote those shares in accordance with your instructions. If you do not give specific voting instructions to the broker, under Nasdaq rules your broker cannot vote your shares on “non-discretionary” items. On “non-discretionary” items for which you do not give voting instructions, the votes will be considered “broker non-votes.”

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The election of directors is a “non-discretionary” item. This means that the election of directors may not be voted upon by your broker if you do not give voting instructions for the shares held on your behalf.

•	The advisory vote to approve executive compensation is also “non-discretionary” item and may not be voted upon by your broker if you do not give voting instructions for the shares held on your behalf.
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The ratification of the appointment of KPMG LLP as our independent auditors for 2020 is a “discretionary” item. This means that this proposal may be voted upon by your broker if you do not give voting instructions for the shares held on your behalf.

If you return your proxy card by mail or vote via the Internet or by telephone but do not select a voting preference, the individuals named as proxies on the enclosed proxy card or voting instruction form will vote your shares FOR the election of the three nominees for director named in this proxy statement, FOR the ratification of the appointment of KPMG LLP as our independent auditors for 2020, and FOR advisory approval of our executive compensation. If you have any questions or need assistance in voting your shares, please contact Broadridge toll-free at 1-800-690-6903.

Revoking your proxy

If you are a stockholder of record, you may revoke your proxy at any time before the Annual Meeting by giving our Corporate Secretary written notice of your revocation or by submitting a later-dated proxy, and you may revoke your proxy at the Annual Meeting by voting by ballot. Attendance at the meeting, by itself, will not revoke a proxy. If shares are registered in your name, you may revoke your proxy by telephone by calling 1-800-690-6903 and following the instructions or via the Internet by going to www.proxyvote.com and following the instructions.

If your shares are held in a PotlatchDeltic 401(k) Savings Plan (through Empower), you may revoke your proxy by telephone by calling 1-800-690-6903 and following the instructions or via the Internet by going to www.proxyvote.com and following the instructions.

If you are a stockholder whose shares are held in “street” or “nominee” name, you may revoke your voting instructions by informing the bank, broker or other nominee in accordance with that entity’s procedures for revoking your voting instructions.

Annual Meeting attendance

We cordially invite and encourage all of our stockholders to attend the Annual Meeting. Persons who are not stockholders may attend only if invited by us. If you own shares in “street” or “nominee” name, you must bring proof of ownership (for example, a current broker’s statement or a legal proxy that can be obtained from the broker or bank) in order to be admitted to the meeting.

Other matters presented at the Annual Meeting

We do not expect any matters, other than those included in this proxy statement, to be presented at the Annual Meeting. If other matters are presented, the individuals named as proxies on the enclosed proxy card will have discretionary authority to vote your shares on such matters.

Directions to the Annual Meeting

If you need directions to the Annual Meeting, please contact Broadridge toll-free at 1-800-690-6903.

PROPOSAL 1 – ELECTION OF DIRECTORS

We recommend a vote FOR each nominee.

Our Board of Directors is divided into three classes serving staggered three-year terms. Current director, the Reverend Dr. Christoph Keller, III, a member of Class III, which serves until the 2020 Annual Meeting, has determined to not stand for re-election.  Mr. John S. Moody, also a Class III director, retired from the Board in August 2019. To achieve as nearly an equal balance of membership among the classes of directors as possible, the Board on February 14, 2020 determined to move one director from Class I, which serves until the annual meeting in 2021, to Class III, which will be voted on at the Annual Meeting, and to reduce the size of the Board from 12 to 10 directors.  Accordingly, Mr. Cremers agreed to resign as a Class I director effective upon commencement of the 2020 Annual Meeting and to stand for re-election as a Class III director.  The resignation of Mr. Cremers as a Class I director and his nomination for election as a Class III director was effected solely to satisfy certain legal requirements under our Certificate of Incorporation to balance the Board classes, and for all other purposes Mr. Cremer’s service on the Board is deemed to have continued uninterrupted. Each of the nominees listed below has been nominated unanimously by our Board of Directors at the recommendation of our Nominating and Corporate Governance Committee in accordance with the Committee’s Director Nomination Policy and our Corporate Governance Guidelines.

The individuals named as proxies on the enclosed proxy card will vote FOR the election of all nominees unless you direct them to vote against any nominee or abstain from voting for any nominee. Ms. Breard, and Messrs. Cremers, and Peiros are now members of the Board. If any nominee becomes unable to serve as a director before the meeting (or decides not to serve), the individuals named as proxies may vote for a substitute nominee proposed by the Board or we may reduce the number of members of the Board. We recommend a vote FOR each nominee listed below.

Nominees for Election at the Annual Meeting for a Term Expiring in 2023:

Linda M. Breard

Age 50, a director since October 2015

Eric J. Cremers

Age 56, a director since March 2013

Lawrence S. Peiros

Age 64, a director since February 2003

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to elect each of the nominees for director listed in Proposal 1.

BOARD OF DIRECTORS

Our Board of Directors is divided into three classes serving staggered three-year terms. The Board of Directors is authorized to fix the number of directors within the range of 7 to 15 members, and has fixed the number at 10. At the Annual Meeting, you and the other stockholders will elect three individuals to serve as directors until the 2023 Annual Meeting. See “Proposal No. 1—Election of Directors.” Our Bylaws require our directors to be elected by a majority vote of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting.

Below are the names and ages of our directors who will be continuing directors as of the date of this proxy statement, the year each of them became a director, their principal occupation or employment for at least the past five years, and certain of their other directorships. In addition, set forth below for each director is a description of the particular experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a director for the company. If you do not select a voting preference, the persons named as proxies in the accompanying proxy will vote for the election of the nominees listed below. We have no reason to believe that any of these nominees will be unable to serve as a director.

Mr. John S. Moody retired from the Board of Directors on August 30, 2019, and the Reverend Dr. Christoph Keller, III will retire effective May 4, 2020, having elected not to stand for reelection.  The company and the Board express their deepest gratitude to Mr. Moody for his more than twelve years of dedicated service and to Reverend Keller for his more than two years of dedicated service, following his distinguished service on the board of Deltic Timber Corporation prior to its merger with the company.

Nominees for Election at this Meeting for a Term Expiring in 2023 (Class III)

Linda M. Breard (age 50) has been director since October 2015.  Ms. Breard has been a consultant with Impinj, a publicly traded technology company, since March 2018. She served as CFO Consultant/Interim CFO of Impinj until a new CFO was hired, effective February 17, 2020, after which she transitioned to a new role as Strategic Consultant to the CEO, where she has continued responsibility for human resources and will have additional operational responsibilities. From February to July 2017, Ms. Breard served as Executive Vice President and Chief Financial Officer of Kaiser Permanente Washington, which provides health insurance and medical care. Previously, Ms. Breard served as Executive Vice President and Chief Financial Officer of Group Health Cooperative, a health maintenance organization, from February 2016 until it was acquired by Kaiser Permanente in February 2017. Prior to that, Ms. Breard, a certified public accountant, served as Chief Financial Officer of Quantum Corporation, a publicly traded data storage company, from 2011 to 2016. Ms. Breard joined Quantum in 2006 when Quantum acquired Advanced Digital Information Corporation, a publicly traded data storage company, where she held a Vice President role. Ms. Breard also served as Senior Vice President of Finance, IT and Facilities at Quantum from 2009 to 2016, and as Senior Vice President of Human Resources and Corporate Communications from 2012 to 2016. Ms. Breard has served as a director of Insight Enterprises, Inc., a publicly traded global technology company since February 2018.

Through her service as Chief Financial Officer of various publicly traded companies and major health care organizations over the past decade, Ms. Breard has substantial capital markets and financial reporting expertise as well as an understanding of internal controls. She also has significant oversight and executive-level management experience having been responsible for IT, facilities, human resources, corporate communications and supply chain management in addition to her Chief Financial Officer responsibilities.

Eric J. Cremers (age 56) has been a director since March 2013 and our President and Chief Operating Officer since March 2013. Mr. Cremers also served as Chief Financial Officer from March 2013 through August 2013, and Executive Vice President and Chief Financial Officer from February 2012 to March 2013. Mr. Cremers joined the company in 2007 as Vice President and Chief Financial Officer.

Mr. Cremers has strong strategic planning and financial analysis skills, including evaluating investment opportunities and mergers and acquisitions. He also has experience operating in the domestic forest and wood products industries. As our President and Chief Operating Officer, and former Chief Financial Officer, Mr. Cremers has a deep understanding of all aspects of our business and operations. In addition, Mr. Cremers has experience managing a REIT, with an operational understanding of the requirements associated with maintaining REIT status.

Lawrence S. Peiros (age 64) has been a director since February 2003. From 1981 until 2013, Mr. Peiros was employed by The Clorox Company, a publicly traded global consumer packaged goods company.  He served as Executive Vice President and Chief Operating Officer of Clorox from 2007 until his retirement in 2013. Previously, he served as Group Vice President of Clorox, a position he held from 1999 to 2007. Mr. Peiros served as a director of Annie’s, Inc., a publicly traded natural food company from 2013 until it was acquired by General Mills in 2014.  He also served as a director of Ross Stores, Inc., a publicly traded clothing retailer, from 2013 to 2019. In 2018, he was appointed as a director of Once Upon A Farm, an organic, fresh food start-up.

Mr. Peiros is a seasoned business leader with significant experience in global business operations, marketing, sales, product supply, and research and development.  As a senior executive at a major consumer products company, Mr. Peiros regularly interacted with the investment community and held leadership roles in industry associations. Mr. Peiros' service on the boards of two other public companies has provided him with additional corporate governance, leadership and oversight experience.

Directors Continuing in Office until 2022 (Class II)

Michael J. Covey (age 62) has been a director since February 2006. Our Chief Executive Officer since February 2006 and President and Chief Executive Officer from 2006 to 2013, Mr. Covey has also been Chairman since January 2007. Prior to joining PotlatchDeltic in 2006, he was employed for 23 years by Plum Creek Timber Company, Inc., a REIT formerly traded on NYSE until it was acquired by Weyerhaeuser Company in 2016, where he served as Executive Vice President from 2001 until shortly before joining PotlatchDeltic in 2006. Mr. Covey served as a director of Esterline Corporation, a publicly traded aerospace manufacturing company from May 2017 until March 2019, when it was acquired by TransDigm Group, Inc.

As our Chief Executive Officer, Mr. Covey has a deep understanding of all aspects of our business and operations. Mr. Covey has a strong background in timberlands, real estate and forest products, with extensive executive-level experience in financial and operational management of timberlands and wood products and other manufacturing facilities. In addition, Mr. Covey has experience managing a REIT, with an operational understanding of the requirements associated with maintaining REIT status. We believe Mr. Covey’s deep knowledge of our industry, his deep understanding of our business and operations and his experience serving on another public company’s board enable him to facilitate the Board’s oversight role.

Charles P. Grenier (age 70) has been a director since May 2013. Mr. Grenier retired in 2000 from Plum Creek Timber Company, Inc., a REIT formerly traded on NYSE until it was acquired by Weyerhaeuser Company in February 2016. Mr. Grenier served as Executive Vice President of Plum Creek from 1994 to 2000, as a director from 1995 to 2000, as Vice President, Rocky Mountain Region from 1989 to 1994, and Vice President of Manufacturing from 1986 to 1989. He served as a director of the IX Ranch Company, a large, privately held cattle ranch in Big Sandy, Montana from 2002 to 2011, as a director of Winter Sports, Inc., dba The Big Mountain Resort, formerly a publicly traded company, from 1998 to 2005, and from 2003 to 2009 as a director and member of the audit committee of Semitool, Inc., a manufacturer of tools for the production of electronic chips, formerly traded on Nasdaq until it was acquired by Applied Materials, Inc. in 2010.

Having served for over ten years as a member of the board of directors of publicly traded timber REITs, six years as Executive Vice President and eight years as Vice President, of a large, publicly traded timber REIT, Mr. Grenier has a strong background in timberlands, real estate and forest products, with extensive executive-level experience in publicly traded REITs, as well as financial and operational management of timberlands, wood products and other manufacturing facilities. We believe Mr. Grenier's deep knowledge of our industry and his deep understanding of our business and operations contributes greatly to our Board's oversight of the company. Mr. Grenier's service on the boards of two other public companies has provided him with additional corporate governance, leadership and oversight experience.

Gregory L. Quesnel (age 71) has been a director since September 2000. Mr. Quesnel retired in 2004 from CNF, Inc., a supply chain logistics management company formerly traded on NYSE until it was acquired by XPO Logistics Inc. in 2015. Mr. Quesnel served as President, Chief Executive Officer and a director of CNF, Inc. from 1998 to 2004, and as Executive Vice President and Chief Financial Officer from 1994 to 1998, and Senior Vice President and Chief Financial Officer from 1991 to 1994. He has served as a director of Synnex Corporation, a publicly traded business process services company, since 2005 and as a director for Ross Stores, Inc., a publicly traded clothing retailer, since 2009.

Having served for six years as Chief Executive Officer and a member of the board of directors, and seven years as Chief Financial Officer, of a global supply chain management company, Mr. Quesnel has extensive operational and oversight experience with regard to corporate strategic planning, mergers and acquisitions, risk management, finance, accounting, administration, technology, investor relations and procurement. Mr. Quesnel’s service on the boards of two other public companies provides him additional corporate governance, leadership and oversight experience.

Mr. Quesnel will serve as director until his mandatory retirement on December 31, 2020 pursuant to Article IV, Section 2 of the Company’s Bylaws after he reaches the mandatory retirement age of 72.

R. Hunter Pierson, Jr. (age 68) has been a director since February 20, 2018, the date of the merger of Deltic Timber Corporation (“Deltic”) with our wholly owned subsidiary (“Deltic Merger”). Mr. Pierson had been a member of the Deltic board of directors since December 1999 and, as a result, is intimately familiar with Deltic’s history and operations since its spin-off from Murphy Oil Corporation. Following ten years as a commercial lending officer serving large private and public companies at First National Bank of Commerce, which is now JP Morgan Chase, Mr. Pierson has been engaged since 1981 in private investments, including timberlands, commercial real estate development, and securities. Mr. Pierson has served on the Board of Tulane University since September 2009.

Mr. Pierson’s career in banking, which included analyzing financial statements and analyzing credit risks, as well as his investment experience in timberlands and commercial real estate development, provide a broad base of relevant financial and operations experience to our Board. Mr. Pierson’s knowledge of Deltic acquired through years of service to the company provides invaluable insight to the Board in its oversight of the company’s assets and operations.

Directors Continuing in Office until 2021 (Class I)

William L. Driscoll (age 58) has been a director since January 2004. He is currently a partner with Lincoln Park Partners, a private commercial real estate and management company. Mr. Driscoll was a partner with Pointe Group Management Company, a private commercial real estate and management company from 2007 until it was sold to Colliers International in 2015. Mr. Driscoll has served on the board of Topia Technology, a data security company, since 2013 and as Chairman of Clearwater Management Company, a registered investment adviser, since June 2016.

Mr. Driscoll has extensive experience with evaluating, establishing and managing major commercial relationships such as joint ventures, with particular skills in real estate and commercial property management. In addition, Mr. Driscoll has strong strategic planning and financial analysis skills, including global purchase and supply chain management skills. He also has experience operating in the domestic and international forest and wood products industries.

D. Mark Leland (age 58) has been a director since February 20, 2018, the date of the Deltic Merger. Mr. Leland had been a director of Deltic since June 2016 and served as Deltic’s Interim President and Chief Executive Officer from October 10, 2016 through March 8, 2017. Mr. Leland has served on the board of directors of Equitrans Midstream Corporation, a natural gas company since January 2020. Mr. Leland served on the board of directors of the general partner of Rice Midstream Partners, a publicly traded energy company from December 2014 until it was acquired by EQM Midstream Partners in July 2018. Mr. Leland served on the board of directors of Kayne Anderson Acquisition Corp., a publicly traded blank check company from March 2017 until it was merged into Altus Midstream Company, a publicly traded Permian-to-Gulf Coast midstream Company in November 2018, and he has served on the Board of Altus Midstream since the merger. Mr. Leland served on the board of directors of the general partner of Oiltanking Partners, L.P. a publicly traded tank storage company from June 2012 until its merger with Enterprise Products in February 2015 and on the board of directors of KiOR, Inc. a publicly traded renewable fuels company from 2013 to 2015. Mr. Leland served as Executive Vice President and Chief Financial Officer of El Paso Corporation, a natural gas and energy company formerly traded on NYSE from 2005 to 2009, as President of El Paso’s midstream business unit from 2009 to 2012, and as Director of El Paso Pipeline Partners, L.P. from its formation in 2007 to 2012. Mr. Leland also previously served as Executive Vice President and Chief Financial Officer of El Paso Corporation from 2005 to 2009.  He served as Executive Vice President of El Paso Exploration & Production Company from 2004 to 2005, and as Chief Financial

Officer from 2004 to 2005.  Mr. Leland served as Senior Vice President and Chief Operating Officer of the general partner of GulfTerra Energy Partners, L.P. for 2003, and as Senior Vice President and Controller from 2000 to 2003.

Mr. Leland’s extensive executive, operational, and financial experience including his certifications as an Internal Auditor and Management Accountant, as well as his prior service as Deltic’s Interim President and CEO and his experience on the boards of directors of several publicly traded companies, provides invaluable insight to the Board in its oversight of the company’s assets and operations.

Lenore M. Sullivan (age 62) has been a director since February 20, 2018, the date of the Deltic Merger. Ms. Sullivan had been director of Deltic since June 2015. Ms. Sullivan is a retired partner from Perella Weinberg Partners where she served as portfolio manager for the firm’s Agility Real Return Asset Fund from 2007 to 2009. She served on the Investment Advisory Committee of the Employee Retirement System of Texas from 2010 to 2019 and previously served as the Associate Director for the Real Estate and Finance and Investment Center at the University of Texas at Austin from 2002 to 2007. From 2000 to 2002, she was Vice President of Hunt Private Equity Group, Inc. and from 1992 to 2000 she was President and co-owner of Stonegate Advisors, a private equity firm. From 1995 to 1996, Ms. Sullivan was Chief Financial Officer of Canizaro Interests and from 1990 to 1992 she was a Vice President, Treasurer and acting Chief Financial Officer of Wyndham Hotel Group. Ms. Sullivan holds a Master of Business Administration from Harvard University. Ms. Sullivan served on the board of HFF, Inc., a publicly traded real estate financial services company from 2007 until it was acquired by Jones Lang LaSalle Incorporated in June 2019.  She has served on the boards of RREEF America II REIT, a privately held REIT since 2015 to the present and RREEF’s Core Plus Industrial Fund since 2017. Ms. Sullivan served on the board of Parkway Properties, Inc., a formerly publicly traded REIT from 2003 until 2011.

Ms. Sullivan’s extensive knowledge of real estate, financing and related capital markets as well as her corporate financial experience in analyzing and evaluating financial statements and her executive experience supplements the Board’s extensive collective expertise in these areas.  Ms. Sullivan’s service on the board of other publicly traded companies has provided her with additional corporate governance and oversight experience.

CORPORATE GOVERNANCE

PotlatchDeltic Corporation is committed to sound principles of corporate governance and high ethical standards. Our Board reevaluates our policies on an ongoing basis to ensure they address our company’s needs. Information is provided below regarding certain key corporate governance and ethics policies and practices which we believe enable us to manage our business in accordance with sound principles of corporate governance and high ethical standards and in the best interests of our stockholders. Our corporate governance documents and policies may be viewed by going to our website at www.potlatchdeltic.com, and selecting “Investors,” then “Corporate Governance,” and then selecting the appropriate link. You may also obtain a printed copy of any of the materials referred to below by contacting us at the following address:

PotlatchDeltic Corporation

Attention: Corporate Secretary

601 West First Ave., Suite 1600

Spokane, Washington 99201

Telephone: (509) 835-1500

Corporate Governance Guidelines; Corporate Conduct and Ethics Code

Our Board of Directors and management operate within our comprehensive plan of corporate governance that defines our Board’s and executives’ responsibilities, sets high standards for their professional and personal conduct and provides for monitoring of their compliance with those responsibilities and other legal standards. Our Board has adopted Corporate Governance Guidelines, or Governance Guidelines, which provide standards and practices of corporate governance that we have designed to help contribute to our success and to assure public confidence in our company. In addition, all committees of the Board operate under charters that describe the responsibilities and practices of each committee.

We have adopted a Corporate Conduct and Ethics Code, or Ethics Code, which provides ethical standards and policies that apply to all of our directors, officers and employees. Our Ethics Code requires that our directors, officers and employees avoid conflicts of interest, comply with laws and other legal requirements, conduct business honestly and ethically, provide full and accurate reporting to us and otherwise act with integrity and in our best interests. We have also established procedures so that complaints regarding our accounting and auditing matters, conflicts of interests, securities law compliance and other matters can be submitted confidentially and anonymously. See “Communications with Directors” below.

The Ethics Code and the Governance Guidelines may be viewed by going to our website at www.potlatchdeltic.com, and selecting “Investors,” then “Corporate Governance,” and then selecting the appropriate link.

Majority Voting in Director Elections

We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, each nominee is elected by the vote of a majority of the voting power of the capital stock issued and outstanding, present in person or by proxy and entitled to vote for the election of directors. As provided in our Bylaws, an “uncontested election” is one in which the number of nominees equals the number of directors to be elected in such election. The Board may nominate or elect as a director only persons who agree to tender, promptly following his or her election or re-election to the Board, an irrevocable resignation that will be effective upon (i) the failure of the candidate to receive the required vote at the next annual meeting at which he or she faces re-election and (ii) the acceptance by the Board of such resignation. If an incumbent director fails to receive the required vote for re-election in an uncontested election, the Nominating and Corporate Governance Committee determines whether such director’s resignation should be accepted and makes a recommendation to the Board, which makes the final determination whether to accept the resignation. The Board must publicly disclose its decision within 90 days from the date of certification of the election results. If a director’s resignation is accepted by the Board, then the Board may fill the resulting vacancy or may decrease the size of the Board.

Nominees for Director

Our Nominating and Corporate Governance Committee, or Nominating Committee, is responsible for identifying, evaluating, recruiting and recommending qualified candidates to our Board for nomination or election. The Board nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies if they occur. Our Board strives to find directors who are experienced and dedicated individuals with diverse backgrounds, perspectives and skills. Our Governance Guidelines contain membership criteria that call for candidates to be selected for their ability to act on behalf of all stockholders and their character, judgment, business acumen and diversity of experience, backgrounds, perspective and skills. In addition, we expect each director to be committed to enhancing stockholder value and to have sufficient time to effectively carry out his or her duties as a director. Our Nominating Committee also seeks to ensure that a majority of our Board members are independent under Nasdaq rules, as required by our Governance Guidelines, and that at least one Board member meets the criteria for an “audit committee financial expert” under Securities and Exchange Commission, or SEC, rules.

The Nominating Committee periodically consults with the Board to establish, modify and affirm a specific set of skills, professional or business experience and attributes that should be represented on the Board of Directors and recommends to the Board any changes deemed appropriate by the Committee. Annually, in connection with the Board and Committee performance evaluation, and when retirements or other changes are expected to occur, the Nominating Committee reviews a written matrix that illustrates these desired qualities and matches them with individual members of the Board to assess how well these qualities are currently represented on the Board or if there are any gaps. From time to time when the Nominating Committee concludes that one or more gaps exist, it will seek to find a director candidate who would bring the desired trait to the Board. This process led to the election of two new board members during the five years preceding the Deltic Merger.

Currently the Committee's director skill matrix sets forth the following desired backgrounds that should be represented on the Board by at least one director:

•	active or retired publicly traded company chief executive officer or other officer;
•	member of boards of directors of other public companies;
•	forest products industry experience;
•	real estate investment and development experience;
•	management and business strategy expertise;
•	capital markets experience;
•	human resource, compensation and benefits experience; and
•	financial reporting and audit experience.

While our Board has no formal policy regarding racial, ethnic or gender diversity, our Board values diversity and seeks to have a diverse group of directors after giving primary consideration to the selection criteria discussed above.

Prior to each annual meeting of stockholders, our Nominating Committee identifies director nominees first by evaluating the current directors whose terms will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, the candidate’s prior service as a director, and the needs of the Board for any particular talents and experience. If a director no longer wants to continue in service, the Nominating Committee decides not to re-nominate the director, or if a vacancy is created on the Board because of a resignation or an increase in the size of the Board or other event, then the Nominating Committee considers various candidates for Board membership, including those suggested by the Nominating Committee members, by other Board members, by any director search firm engaged by the Nominating Committee and by our stockholders.

The Director Nomination Policy adopted by the Nominating Committee and our Bylaws set forth the process for nomination of directors by stockholders. A stockholder who wishes to recommend a prospective nominee to the Board for consideration by the Nominating Committee should notify our Corporate Secretary in writing at our principal office. Such notice must be delivered to our office by the deadline set forth in our Bylaws. Each notice must include the information about the stockholder and the prospective nominee, which must be updated as necessary, as would be required if the stockholder were nominating a person to the Board under our Bylaws, including the following information:

•	the name and address of the stockholder;
•

the shares of PotlatchDeltic common stock owned by the stockholder or the prospective nominee, and a description of any derivative or short positions or similar hedging transactions with respect to PotlatchDeltic’s common stock held by the stockholder;

•	a description of any arrangements to which the stockholder is a party with respect to the nomination of the prospective nominee;
•	the name, age, business address and residence address of the prospective nominee;
•	the principal occupation of the prospective nominee;
•

a statement whether the prospective nominee, if elected, intends to tender an irrevocable resignation effective upon (i) his or her failure to receive the required vote for re-election and (ii) acceptance of such resignation by the Board;

•	a description of all compensation and other relationships during the past three years between the stockholder and the prospective nominee;
•	any other information relating to the prospective nominee or stockholder required to be disclosed pursuant to Section 14 of the Securities and Exchange Act of 1934, as amended, or Exchange Act; and
•	the prospective nominee’s written consent to serve as a director if elected.

The company may require any prospective nominee recommended by a stockholder to furnish such other information as may reasonably be required by the company to determine the eligibility of such person to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such person.

The foregoing is only a summary of the detailed requirements set forth in our Director Nomination Policy and Bylaws regarding director nominations by stockholders. Copies of our Director Nomination Policy and Bylaws may be viewed by going to our website at www.potlatchdeltic.com, and selecting “Investors,” and then “Corporate Governance.”

Director Independence

The role of our Board is to oversee and provide policy guidance on our business and affairs. The Board believes that it will best serve our stockholders if the majority of its members are independent. As of March 13, 2020, all but two of our Board members are outside (non-employee) directors. Our remaining members are Michael J. Covey, who serves as our Chairman and Chief Executive Officer, and Eric J. Cremers, who serves as our President and Chief Operating Officer.

With the exception of Mr. Covey and Mr. Cremers, the Board has determined that all of our directors are independent within the meaning of applicable Nasdaq corporate governance listing rules and our Director Independence Policy, which may be viewed by going to our website at www.potlatchdeltic.com, and selecting “Investors,” and then “Corporate Governance.” Each of the following committees is composed entirely of independent directors: the Audit Committee, the Nominating and Corporate Governance Committee, and the Executive Compensation and Personnel Policies Committee.

Board Leadership Structure

Mr. Covey is our Chief Executive Officer, and also serves as Chairman of our Board. Charles P. Grenier is the Lead Director and Vice Chair of our Board and acts as lead independent director of the independent Board members. The Board has structured the role of our lead independent director to strike an appropriate balance to the combined chairman and chief executive officer role and to fulfill the important requirements of independent leadership on the Board. The lead independent director is appointed by the independent directors.  The lead independent director’s principal responsibility is to contribute to the independence of the Board in the discharge of its responsibilities including risk oversight. As lead independent director, Mr. Grenier:

•	presides at all meetings of the Board at which the Chairman is not present;
•	presides at executive sessions of the independent directors;
•	may call special meetings of the Board;

•	consults with the Chairman in the development of meeting agendas;
•	acts as a facilitator in effectively communicating director concerns, agenda items and issues to management;
•	coordinates communications between the independent directors and stockholders and other interested parties;
•	helps the Chairman facilitate full and candid board discussions;
•	collaborates with the Nomination and Corporate Governance Committee on matters related to Board effectiveness and independence;
•	works with the Chairman of the Board and the Committee Chairs in developing and monitoring the Board’s overall approach to governance issues; and
•	coordinates the annual performance evaluation of the Board.

Our Board has determined that the leadership structure of the Board, in particular having Mr. Covey serve as the Chairman and Mr. Grenier serve as the lead independent director, is appropriate and in the best interests of the company because it allows the Board’s meeting agendas to be established, in consultation with a lead independent director, by an individual with a deep understanding of our business and operations. Given the size of the Board and the scope of our business, Mr. Covey’s insight into our business relative to his role as Chairman enables him to facilitate the Board’s oversight role, while Mr. Grenier’s participation in the agenda setting process, together with his presiding over executive sessions, contributes to the independence of the Board in the discharge of its responsibilities.

At each of its in-person meetings and, as necessary, telephonic meetings, the Board meets in executive session without members of management present. Each committee of the Board, except for the Finance Committee, also schedules an executive session without members of management present for in-person meetings and, as necessary, at telephonic meetings.

Risk Oversight

Our company has an enterprise risk management program overseen by senior management. The Board oversees the company’s business, the risks associated with its business, and the steps that senior management is taking to manage and mitigate those risks. This oversight is supported by the Board’s leadership structure, which provides for oversight of strategic risks by the full Board under the leadership of the Chairman and the lead independent director, and oversight and evaluation of discrete risks in committees.

In accordance with Nasdaq requirements and pursuant to its charter, the Board’s Audit Committee, composed entirely of independent directors, provides oversight on matters relating to accounting, financial reporting, internal controls, auditing, and legal and regulatory compliance activities, including monitoring our compliance with the tax and other rules pertaining to REITs, and other matters as the Board deems appropriate. Each year, the Audit Committee receives a report on risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations, cybersecurity matters and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The Audit Committee reports periodically to the Board on risk management matters.   The Board may also receive updates between meetings from the Chairman and Chief Executive Officer relating to risk oversight matters. In carrying out its responsibilities, the Audit Committee oversees the appointment or replacement and compensation of personnel involved in the internal audit function to provide ongoing assessments of the company’s risk management processes and system of internal controls. The Internal Audit Director reports to the Audit Committee. The Audit Committee reviews with the Internal Audit Director the scope and plan of the work to be done by the internal audit function and the results of such work.

The Audit Committee also:

•	establishes procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters;
•	establishes procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
•

discusses with the company’s General Counsel any significant legal, compliance or regulatory matters that may have a material effect on the company's financial statements or the company’s business or compliance policies, including material notices to, or inquiries received from, governmental agencies;

•

discusses the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including discussing the guidelines and policies to govern the process by which management assesses and manages the company’s exposure to financial risk; and

•

reviews with the Board any issues that arise with respect to the quality or integrity of the company’s financial statements, the company’s compliance with legal or regulatory requirements, the performance and independence of the company’s independent auditors, or the performance of the internal audit function.

The Audit Committee meets at least quarterly with the Internal Audit Director and other members of management.

The Executive Compensation and Personnel Policies Committee periodically reviews risks associated with our executive compensation program and the risks related to the company’s succession planning process. See “Compensation Discussion and Analysis – Risk Assessment.” Based upon a comprehensive review of the company’s executive compensation program by the Executive Compensation and Personnel Policies Committee's independent compensation consultant, see "Compensation Discussion and Analysis – Compensation Consultants,” and the assessment of the company’s compensation programs for all employees by management, which is shared with the Committee, management does not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our company.

Transactions with Related Persons

Securities laws require us to disclose certain business transactions that are considered related person transactions. In order to comply with these requirements, our Audit Committee has adopted a Related Person Transactions Policy that applies to any director or executive officer of the company, any nominee for director, any beneficial owner of more than 5% of our voting stock, any immediate family member of any of the foregoing persons, and any entity that employs any of the foregoing persons, or in which any of the foregoing persons is a general partner, principal or 10% or greater beneficial owner. Transactions covered by this policy are those in which (a) we or any of our subsidiaries participate, (b) the amount involved exceeds $120,000, and (c) any related person had, has or will have a direct or indirect material interest, as defined in the policy.

Any proposed related person transaction is reviewed by our Audit Committee at its next regularly scheduled meeting, unless our Corporate Secretary determines that it is not practicable or desirable to wait until the next scheduled meeting for review of a particular transaction, in which case the Chair of the Audit Committee has the authority to review and consider the proposed transaction. Only those transactions determined to be fair and in our best interests are approved, after taking into account all factors deemed relevant by the Audit Committee, or its Chair, as the case may be. If the Chair approves any related person transaction, then that approval is reported to the Audit Committee at its next regularly scheduled meeting. The entire Related Persons Transaction Policy may be viewed by going to our website at www.potlatchdeltic.com, and selecting “Investors,” then “Corporate Governance.”

There were no transactions with related persons in 2019 that required disclosure in this proxy statement or that required approval by the Audit Committee pursuant to the policy described above.

Mr. Pierson is the spouse of a first cousin of the Reverend Dr. Christoph Keller, III, a director who served since February 20, 2018, the date of the Deltic Merger, and who elected not to stand for reelection in 2020.

Board Meetings

During 2019, our Board met four times. All of our directors attended more than 75% of all meetings of the Board and Committees on which such director served that were held while the director was a member of the Board. The Board does not have a policy requiring director attendance at annual meetings of the stockholders. Two of our directors attended the 2019 Annual Meeting of Stockholders.

Committees of the Board

Our Board currently has four standing committees, as described below.  The current charters of each of these committees may be viewed by going to our website at www.potlatchdeltic.com, selecting “Investors,” and then “Corporate Governance.”

The following table shows the current membership of each Committee:

Name	Audit Committee	Executive Compensation and Personnel Policies Committee	Finance Committee	Nominating and Corporate Governance Committee
Linda M. Breard		X
Michael J. Covey			X
Eric J. Cremers			X
William L. Driscoll			X	X (Chair)
Charles S. Grenier	X		X
Christoph Keller III		X		X
D. Mark Leland	X	X
Lawrence S. Peiros		X (Chair)		X
R. Hunter Pierson			X	X
Gregory L. Quesnel	X	X	X(Chair)
Lenore M. Sullivan	X		X

Audit Committee

Our Audit Committee is responsible for assisting the Board in its oversight of our accounting, financial reporting, internal controls, auditing, legal and regulatory compliance activities, including monitoring our compliance with the tax and other rules pertaining to REITs, and other matters as the Board deems appropriate. In accordance with Nasdaq requirements and pursuant to its charter, the Audit Committee also provides risk oversight as described above under the heading “Risk Oversight.” The Audit Committee has sole authority to retain, compensate and terminate our independent registered public accounting firm and our Internal Audit Director. In addition, the Audit Committee oversees and administers our Related Person Transactions Policy described above under the heading “Transactions with Related Persons.” The Committee has appointed KPMG LLP as our independent registered public accounting firm and pre-approves its audit fees and non-audit services and fees in accordance with criteria adopted by the Committee.

Our Board has determined that all members of our Audit Committee are independent within the meaning of applicable Nasdaq listing rules and our Director Independence Policy, and that all members are “financially literate.” The Board also has determined that Committee Chair Linda M. Breard is an “audit committee financial expert” as defined by Securities and Exchange Commission (SEC) rules.

Our Audit Committee met eight times in 2019. See “Audit Committee Report” in this proxy statement for a description of the Committee’s activities during 2019.

Executive Compensation and Personnel Policies Committee

Our Executive Compensation and Personnel Policies Committee, or Compensation Committee, oversees our executive compensation and benefits programs and general personnel policies and practices for our executives. See “Compensation Discussion and Analysis” for a discussion of the Committee's role in setting executive compensation and the role of compensation consultants. The Compensation Committee also helps determine our management succession planning and annually reviews the performance of our Chief Executive Officer. In addition, the Compensation Committee reviews the “Compensation Discussion and Analysis” contained in this proxy statement and recommends its inclusion in the proxy statement to the full Board for approval. Our Board has determined that all members of our Compensation Committee are independent within the meaning of applicable Nasdaq listing rules and our Director Independence Policy. Our Executive Compensation and Personnel Policies Committee met four times in 2019.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, or Nominating Committee, is responsible for identifying, evaluating, recruiting and recommending to the Board nominees for election as directors, as described under the heading “Nominees for Director,” and for developing and recommending to the Board corporate governance principles and related policies. It also oversees our compensation and benefits paid to our directors. The Board has determined that all members of our Nominating Committee are independent within the meaning of applicable Nasdaq listing rules and our Director Independence Policy. Our Nominating Committee met four times in 2019.

Finance Committee

Our Finance Committee reviews and makes recommendations to the Board with respect to financings and other financial matters, reviews and approves the company's use of uncleared interest rate and commodity swaps, and acts based on the Board’s delegation of authority with respect to specific financing transactions. In 2019, the Committee consisted of seven directors - five independent directors and our Chairman, Michael J. Covey, who is the Chief Executive Officer of the company and Eric J. Cremers, President and Chief Operating Officer of the company. Our Finance Committee met twice in 2019.

Compensation Committee Interlocks and Insider Participation

Lawrence S. Peiros, Linda M. Breard, Gregory L. Quesnel, John S. Moody, D. Mark Leland and Christoph Keller, III served as members of our Compensation Committee during 2019. None of the members of the Compensation Committee is or has ever been an officer or employee of the company or its subsidiaries. During 2019, none of the members of the Compensation Committee was an executive officer of a business entity for which an executive officer of the company served as a member of the compensation committee or as a director.

Communications with Directors

Stockholders may contact our non-management directors by email or by regular mail, as follows:

Email:	Non-managementdirectors@potlatchdeltic.com
Mail:	Lead Director or Non-Management Directors
c/o Corporate Secretary
PotlatchDeltic Corporation
601 West First Avenue, Suite 1600 Spokane, WA 99201

All communications received will be processed by our Corporate Secretary. We forward all proper communications to the intended non-management director or directors. The lead independent director of the Board of Directors is responsible for facilitating an appropriate response. These procedures may also be viewed by going to our website at www.potlatchdeltic.com, and selecting “Investors,” then “Corporate Governance,” then “Governance Documents,” and then “Director Communications Policy.”

Our Audit Committee has established procedures to address complaints and concerns about our accounting, internal controls and auditing matters for two different groups: (a) employees, who may receive confidential and anonymous treatment at their option, and (b) third parties (such as competitors, vendors and customers), who are not entitled to confidential and anonymous treatment. All such complaints and concerns are directed through an independent, third-party hotline provider and are routed directly to the Chair of the Audit Committee. The procedures and hotline numbers are available by going to our website at www.potlatchdeltic.com, and selecting “About,” and then “Hotlines.”

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Our Nominating Committee reviews and makes recommendations to our Board regarding non-employee director compensation. Our philosophy regarding directors' compensation is to provide our directors a fair compensation package that is tied to the services they perform and is comparable to director compensation levels of companies of our size. Our key objectives are to recruit and retain the best directors that we can and to align our directors' interests with those of our stockholders.

The Nominating Committee has retained Semler Brossy Consulting Group, LLC (Semler Brossy) to advise the Committee on director compensation. At the direction of the Nominating Committee, in 2019, Semler Brossy analyzed the competitive position of the company's director compensation program against companies of comparable size to our company, using data from a 2017/2018 study by the National Association of Corporate Directors. The consultant's analysis concluded that our company's director pay levels trailed the median compensation of companies of similar size.  As a result, the Nominating Committee recommended, and the Board approved, effective in May 2019 an increase in director compensation from $50,000 to $65,000 in annual cash retainer fees, and an increase in annual equity award values from $75,000 to $100,000.  At the same time, the board increased the stock holding requirement for non-employee directors, requiring each non-employee director to beneficially own PotlatchDeltic shares with a value of at least $325,000 (five times the amount of each director’s annual cash retainer fee) by the later of January 1, 2020, or the fifth anniversary of his or her election as a director.

The following table sets forth certain information with respect to 2019 compensation for each of the company's non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(3)	Total ($)
Linda M. Breard	94,184	100,000	194,184
William L. Driscoll	77,500(2)	100,000	177,500
Charles P. Grenier	75,851	100,000	175,851
Christoph Keller, III	72,184	100,000	172,184
D. Mark Leland	79,184	100,000	179,184
John S. Moody (4)	67,809	100,000	167,809
Lawrence S. Peiros	82,184	100,000	182,184
R. Hunter Pierson	67,184	100,000	167,184
Gregory L. Quesnel	86,684	100,000	186,684
Lenore M. Sullivan	74,184	100,000	174,184

(1)	Represents annual retainer fees, as well as any amounts earned for service as Lead Director or Committee Chair with prorated increases in annual retainer fees after May 9, 2019.
(2)

The amounts shown include fees deferred in 2019 pursuant to our Deferred Compensation Plan for Directors II (“Directors Plan”). Mr. Driscoll elected to defer his fees into stock units and we credited 1,943 stock units to Mr. Driscoll's account for fees deferred in 2019. Such amounts were determined separately for each quarterly pro-rata payment of the director's annual retainer fee and supplemental retainer fees, by dividing the fee amount due by the appropriate per share closing stock price pursuant to the plan.

(3)   Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, but excluding the effect of forfeitures, for the restricted stock units awarded to each nonemployee director in 2019. In accordance with FASB Topic 718, the grant date fair value reported for all stock units was computed by multiplying the number of stock units by the closing price of our stock on the grant date, May 9, 2019.  The following table sets forth the aggregate number of stock units held by each director as of December 31, 2019 from restricted stock awards and deferrals of cash compensation and restricted stock unit awards, including additional stock units credited as a result of dividend equivalents earned with respect to the stock units.

Director	Common Stock Units
Linda M. Breard	9,617
William L. Driscoll	54,344
Charles P. Grenier	13,952
Christoph Keller, III	2,954
D. Mark Leland	2,954
Lawrence S. Peiros	43,082
R. Hunter Pierson	4,789
Gregory L. Quesnel	41,123
Lenore M. Sullivan	4,789
(4)

Mr. Moody retired from our Board of Directors on August 30, 2019 and pursuant to our Director Compensation Plan and our Long-Term Incentive Plan 2019, Mr. Moody received 34,638 shares of which 2,643 were accelerated from the 2019 annual stock award grant.

During 2019, two of our directors, Michael J. Covey and Eric J. Cremers were also employees of the company. As a result, Mr. Covey, Chairman and Chief Executive Officer, and Mr. Cremers, President and Chief Operating Officer, did not receive compensation for their services as directors during 2019. For compensation received by Mr. Covey and Mr. Cremers as named executive officers of the company, please see “Executive Compensation Tables-2019 Compensation- Summary Compensation Table.”

Retainer and Fees. Our non-employee directors were paid at the following rates:

Annual Retainer Fee	$65,000
Supplemental annual retainer fee for Lead Director	$20,000
Supplemental annual retainer fee for Audit Committee Member	$12,000
Supplemental annual retainer fee for Audit Committee Chair	$15,000
Supplemental annual retainer fee for Exec. Comp. & Personnel Polices Committee Member	$7,500
Supplemental annual retainer fee for Exec. Comp. & Personnel Polices Committee Chair	$10,000
Supplemental annual retainer fee for Nominating and Corp. Governance Committee Member	$5,000
Supplemental annual retainer fee for Nominating and Corp. Governance Committee Chair	$5,000
Supplemental annual retainer fee for Financial Committee Member	$2,500
Supplemental annual retainer fee for Financial Committee Chair	$5,000

In May 2019, our directors approved an increase in their annual retainer fee to $65,000 from $50,000. Accordingly, our non-employee directors earned a pro-rata fee at this rate for the remainder of 2019.

During 2019, we paid our non-employee directors, or deferred on their behalf, an aggregate total of $699,449 in fees. Directors may defer receiving all or any portion of their fees under the terms of our Directors Plan. When a director elects to defer fees, he or she elects to have those fees converted into common stock units or, if not converted, then credited with annual interest at 120% of the applicable long-term federal rate, with quarterly compounding. The common stock units are credited with amounts in common stock units equal in value to the distributions that are paid on the same amount of common stock. During 2019, we also reimbursed directors for their reasonable out-of-pocket expenses for attending Board and committee meetings.  Directors are also eligible for reimbursement for educational seminars and conferences related to their service as directors for the company, in accordance with our Director Education Program.

Long-Term Incentive Awards. On May 9, 2019, each of the non-employee directors serving after the meeting was granted restricted stock units under the company’s long-term incentive plan having a value of $100,000 for an aggregate amount of $1,000,000. Under the terms of the grant, each director received 2,617 restricted stock units based on the price of the common stock on the date of the grant. These restricted stock units vest on the first anniversary of the grant date provided the director’s service has not terminated other than as a result of death, disability or failure to stand for reelection at the next annual stockholder meeting. In anticipation of a non-employee director’s mandatory retirement at the end of the year in which the director reaches age 72, the award may specify that the RSU grant vests upon date of retirement.  The restricted stock units are then credited with amounts in common stock units equal in value to the distributions that are paid on the same amount of common stock.

Other Benefits. We provide coverage for directors under our Director and Officer Liability Insurance Policy and Accidental Death and Dismemberment Insurance Policy. Directors may, at their own expense, purchase coverage for their spouses under the Accidental Death and Dismemberment Insurance Policy. Directors are eligible to participate in our Matching Gifts to Education Program, available to all company employees, which matches contributions of up to $1,500 per year to eligible educational institutions. We made no donations on behalf of any of our directors to organizations with which any director was affiliated as an executive officer or director in excess of the amounts matched by us under this program.

Director Stock Ownership Guidelines. In order to promote and increase equity ownership by our directors and to further align their interests with those of our stockholders, the Board has adopted stock ownership guidelines that require each non-employee director to own beneficially company shares with a value of at least $325,000 including common stock units granted under the Directors Plan, by the fifth anniversary of his or her election as a director. As of December 31, 2019, all non-employee directors were in compliance with the guidelines.

SECURITY OWNERSHIP

Security Ownership of More than 5% Stockholders

This table shows the number of shares beneficially owned as of December 31, 2019, by each owner of more than 5% of our common stock. The number of shares reported is based on data provided to us by the beneficial owners of the shares. The percentage ownership data is based on 67,221,435 shares of our common stock outstanding as of December 31, 2019. Under SEC rules, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Except as noted, each owner has sole voting and investment power over the shares shown in this table.

	Number of Shares Beneficially Owned (#)	Percent of Class (%)
Stockholders Owning More than 5%
The Vanguard Group
100 Vanguard Blvd. Malvern, PA 19355	9,709,691(1)	14.44

BlackRock, Inc.
55 East 52nd Street New York, NY 10055	8,689,168(2)	12.9

Long Leaf Partners Small-Cap Fund
Southeastern Asset Management, Inc. Mr. O. Mason Hawkins c/o Southeastern Asset Management, Inc. 6410 Poplar Avenue, Suite 900 Memphis, TN 38119	3,958,791(3)	5.9

(1)

Based upon the Schedule 13G/A filed with the SEC on February 11, 2020 by The Vanguard Group, on behalf of itself and as a parent holding company/control person of Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The Vanguard Group has sole voting power over 64,123 shares, shared voting power over 21,382 shares, sole dispositive power over 9,632,789 shares and shared dispositive power over 76,902 shares.

(2)

Based upon the Schedule 13G/A filed with the SEC on February 4, 2020 by BlackRock, Inc. as a parent holding company/control person of the following affiliates: BlackRock (Netherland) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, Blackrock Investment Management (UK) Ltd., BlackRock International Limited, BlackRock (Luxembourg) S.A. and BlackRock Investment Management, LLC, Blackrock Life Limited, and Blackrock Japan Co., Ltd. BlackRock, Inc., has sole voting power over 8,530,250 shares and sole dispositive power over 8,689,168 shares.

(3)

Based upon the Schedule 13G/A filed with the SEC on February 14, 2020 by Southeastern Asset Management, Inc., Longleaf Partners Small-Cap Fund and O. Mason Hawkins as a registered investment adviser, investment company and control person, respectively. Southeastern Asset Management has sole dispositive power over 44,985 shares. Southeastern Asset Management and Longleaf Partners Small-Cap Fund have shared voting and dispositive power over 3,913,806 shares. Mr. O. Mason Hawkins, Chairman of the Board of Southeastern Asset Management, may be deemed to beneficially own the shares held by Southeastern Asset Management; Mr. Hawkins disclaims beneficial ownership of such shares.

Security Ownership of Directors and Executive Officers

This table shows the number of shares beneficially owned as of March 1, 2020, by each of our directors, each executive officer for whom compensation is reported in this proxy statement, and all directors and executive officers as a group. The number of shares reported is based on data provided to us by the beneficial owners of the shares. The percentage ownership data is based on 67,351,925 shares of our common stock outstanding as of March 1, 2020. Under SEC rules, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Except as noted, and subject to applicable community property laws, each owner has sole voting and investment power over the shares shown in this table.

Directors and Named Executive Officers	Number of Shares Beneficially Owned (#)	Percent of Class (%)	Common Stock Units (#)(1)
Darin R. Ball	10,822(2)	*	5,427
Linda M. Breard	—	*	9,617
Michael J. Covey	176,065(3)	*	149,786
Eric J. Cremers	109,064	*	38,076
William L. Driscoll	346,515(4)	*	54,344
Charles P. Grenier	2,135	*	13,952
Christoph Keller, III	460,965(5)	*	2,954
D. Mark Leland	10,224	*	2,954
Lawrence S. Peiros	9,341(6)	*	43,082
R. Hunter Pierson	748,273(7)	1	4,789
Gregory L. Quesnel	3,165(8)	*	41,123
Jerald W. Richards	42,788(9)	*	13,622
Lorrie D. Scott	11,183	*	1,990
Lenore M. Sullivan	7,451	*	4,789
Thomas J. Temple	53,475(10)	*	6,579
Directors and Executive Officers as a group (20 persons)	2,044,508(11)	3	416,888

*	Less than 1%
(1)

These stock units are not actual shares of common stock and have no voting power. The units represent deferred director's fees for Mr. Driscoll and Mr. Peiros, and annual stock unit awards granted to or deferred by directors and officers. For Mr. Covey 32,910 units represent deferred annual incentive plan award that will be converted into cash and paid according to an election Mr. Covey made prior to deferring the award. Amounts for Mr. Covey, Mr. Cremers and Mr. Temple and Ms. Scott and Directors and Executive Officers as a group include restricted stock units from 2018-2020 and 2019-2021 grants that are not subject to forfeiture under the Company’s 2019 Long-Term Incentive Plan and are payable following the respective retirements of Mr. Covey, Mr. Cremers, Mr. Temple, and Ms. Scott and other executive officers. See “Executive Compensation Tables-Potential Payments Upon Termination or Termination following a Change in Control-Potential Payments Upon Termination in Connection with Retirement, Death or Disability.”

(2)	Includes 2,138 shares of common stock held for Mr. Ball’s account under our 401(k) employee savings plan.
(3)

Comprised of the following: (i) 32,531 shares held directly by Mr. Covey; (ii) 143,320 shares of common stock held in a trust, of which Mr. Covey and his spouse are co-trustees; and (iii) 214 shares of common stock held for Mr. Covey's individual account under our 401(k) employee savings plan.

(4)

Includes 77,858 shares held directly by Mr. Driscoll, 136,078 shares held by trusts of which Mr. Driscoll is a trustee and shares voting power, 126,981 shares held by trusts of which Mr. Driscoll is a trustee and shares voting and investment power. Also includes 5,231 shares held by a limited liability company of which Mr. Driscoll is manager with both voting and dispositive powers. Mr. Driscoll disclaims beneficial ownership of all shares except those held directly by him. Mr. Driscoll has the power to substitute other assets for 367 PotlatchDeltic Corporation shares in a trust that he has created over which he currently has no voting or investment power.

(5)

Includes 116,784 shares held directly by Rev. Keller, 126,212 shares held by trusts under which Rev. Keller is a beneficiary, and 217,969 shares held by family trusts for which Rev. Keller is trustee or co-trustee and as to which Rev. Keller disclaims beneficial ownership.

(6)	These shares are held in a trust under which Mr. Peiros shares voting and investment power with his spouse.

(7)

Includes 86,258 shares held directly by Mr. Pierson and 662,015 shares over which Mr. Pierson’s spouse is a trustee for others and/or are owned by a corporation or other organization of which Mr. Pierson’s spouse is an officer, director, partner or member and has sole or shared investment power. Mr. Pierson disclaims beneficial ownership of all shares except those held directly by him.

(8)	These shares are held in a trust under which Mr. Quesnel shares voting and investment power with his spouse.

(9)    Includes 4,799 shares of common stock held for Mr. Richard's individual account under our 401(k) employee savings plan.

(10)  Includes 4,290 shares of common stock held for Mr. Temple's individual account under our 401(k) employee savings plan.

(11)  Includes an aggregate of 17,057 shares of common stock held for the executive officers' benefit under our 401(k) employee savings plan.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of five outside (non-employee) directors, all of whom meet Nasdaq listing standards for audit committee independence. The Audit Committee is an “audit committee” for purposes of Section 3(a)(58) of the Securities Exchange Act of 1934. The Committee’s charter is reviewed periodically by the Audit Committee, which recommends appropriate changes to the Board of Directors.

The Committee is responsible for providing oversight on matters relating to PotlatchDeltic’s accounting, financial reporting, internal controls, auditing, legal and regulatory compliance and financial risk management. In performing its functions, the Committee acts only in an oversight capacity and necessarily relies on the work and assurances of management, which has the primary responsibility for financial statements and reports, and the reports of the independent registered public accounting firm, who, in its reports, expresses an opinion on the conformity of the company’s annual financial statements to generally accepted accounting principles in the United States and an opinion on the effectiveness of internal control over financial reporting. During fiscal year 2019, the Committee met eight times.

In connection with the audit process, the Committee has received from our independent registered public accounting firm, KPMG LLP, or KPMG, the written disclosures and the letter required by the Public Company Accounting Oversight Board (PCAOB) regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence. The Committee also discussed the quality and adequacy of the company’s internal controls with management, the Internal Audit Director and the independent registered public accounting firm. The Committee reviewed with KPMG and the Internal Audit Director their respective audit plans, audit scope and identification of audit risks, and reviewed and discussed the results of the internal audit examinations with the Internal Audit Director.

The Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2019, with management and with KPMG outside the presence of management. The Committee also discussed with KPMG the matters required to be discussed by PCAOB Auditing Standard No. 1301, “Communications with Audit Committees.”

Based on these reviews and discussions with management, KPMG and the Internal Audit Director, the Committee recommended to the Board that the company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the Securities and Exchange Commission.

The Committee Members

Linda M. Breard (Chair)
Charles P. Grenier
D. Mark Leland
Gregory L. Quesnel
Lenore M. Sullivan

Fees Paid to Independent Registered Public Accounting Firm in 2019 and 2018

The Audit Committee has considered and determined that the services provided by KPMG in fiscal years 2018 and 2019 are compatible with the auditor independence requirements. The following table shows fees for professional services rendered by KPMG for audit services for the years ended December 31, 2019 and 2018, and fees billed for other services rendered by KPMG during each of these years.

Year	Audit Fees ($)(1)	Audit-Related Fees ($)	Tax Fees ($)(2)	All Other Fees ($)
2019	1,177,965	—	—	—
2018	2,078,610	—	728,655	—

(1)

Audit Fees represent fees for the audit of our annual financial statements, the audit of our internal control over financial reporting and reviews of the quarterly financial statements. Audit fees for 2018 include $900,000 for audit services related to the Deltic Merger and regulatory filings made by the company in connection with the merger.

(2)

Tax fees were for services rendered in connection with a tax study on Deltic’s earnings and profits, Deltic tax return compliance and compensation and benefits tax consulting for Deltic compensation arrangements.

The Audit Committee is required to pre-approve the audit, audit related, tax and all other services provided by our independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee pre-approved all such services in 2018 and 2019 and concluded that such services performed by KPMG LLP were compatible with the maintenance of their independence in the performance of its auditing functions. The Audit Committee Policy for Pre-Approval of Independent Auditor Services and Fees provides for pre-approval of audit, audit-related, tax and other services specifically described by the Policy on an annual basis. A copy of the Policy may be viewed by going to our website at www.potlatchdeltic.com, and selecting “Investors,” then “Corporate Governance,” and then “Audit Committee Pre-Approval Policy.” Under the terms of the Policy, unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. In addition, any proposed services anticipated to exceed pre-approved cost levels must be separately approved. The Policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The member or members to whom such authority has been delegated must report any pre-approval decisions to our Audit Committee at its next scheduled meeting.

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR 2020

We recommend a vote FOR this proposal.

KPMG LLP, a registered public accounting firm, currently serves as our independent registered public accounting firm and has conducted the audit of our consolidated financial statements and internal control over financial reporting for fiscal year 2019. A summary of the fees paid by us to KPMG in connection with its audits for 2019 and 2018 can be found in the section titled, “Fees Paid to Independent Registered Public Accounting Firm in 2019 and 2018” in this proxy statement.

Based upon its review of KPMG’s qualifications, independence and performance, the Audit Committee of the Board of Directors has appointed KPMG to serve as our independent registered public accounting firm for 2020.

The appointment of our independent registered public accounting firm is not required to be submitted for ratification by the stockholders. The listing standards of the Nasdaq Global Select Market provide that the Audit Committee is solely responsible for the appointment, compensation, evaluation and oversight of our independent registered public accounting firm. However, as a matter of good corporate governance, the Audit Committee is submitting its appointment of KPMG as independent registered public accounting firm for 2020 for ratification by the stockholders.

If the stockholders fail to ratify the appointment of KPMG, the Audit Committee may reconsider whether to retain KPMG, and may continue to retain that firm or appoint another firm without resubmitting the matter to the stockholders. Even if the stockholders ratify the appointment of KPMG, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm if it determines that such a change would be in the best interests of our company and our stockholders.

The affirmative vote of a majority of the common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as our independent auditors for 2020.

Representatives of KPMG are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the compensation policies and decisions of the Executive Compensation and Personnel Policies Committee with respect to our senior executives, including the officers named in the Summary Compensation Table (the "named executive officers"). For 2019, our named executive officers and the offices they held were:

•	Michael J. Covey, Chairman and Chief Executive Officer
•	Jerald W. Richards, Vice President and Chief Financial Officer
•	Eric J. Cremers, President and Chief Operating Officer
•	Thomas J. Temple, Vice President, Wood Products
•	Darin R. Ball, Vice President, Timberlands
•	*Lorrie D. Scott, Former Vice President, General Counsel & Corporate Secretary

__________

* Ms. Scott ceased to be an executive officer upon her retirement on December 31, 2019

Executive Summary

Summary of 2019 Results

The company generated $178.9 million of EBITDDA in 2019 on revenues of $827.1 million, compared to $297.2 million of EBITDDA in 2018 on revenues of $974.6 million. Our Real Estate business realized $62.7 million in EBITDDA, which included a large rural land sale of former Deltic timberlands for $19.6 million. The Timberlands segment harvested 5.6 million tons during 2019, but volume was lower than we had planned, as sustained wet weather conditions in the South hampered logging activities. Our Wood Products division successfully executed an elevated level of capital projects and shipped 1.07 billion board feet in 2019; however, lumber prices experienced a significant decline from 2018 levels. Also in 2019, the Company sold the legacy Deltic medium density fiberboard (MDF) plant in El Dorado, Arkansas for $92.0 million and refinanced $190.0 million of debt, which lowered our interest cost.

In 2019 we returned $132.9 million in cash to shareholders, including $25.2 million of share repurchases.

A summary of the company's 2019 performance compared to the company’s financial performance targets for annual incentive awards is set forth below.

	Performance Metric	2019 Actual ($ in millions)	2019 Target ($ in millions)	% of Target
Company	FFO	147.0	189.7	77.5
Real Estate	EBITDDA	62.7	37.9	165.4
Timberlands	EBITDDA	134.0	138.3	96.9
Wood Products	EBITDDA	14.9	101.4	14.7

*Funds from operations (FFO) and EBITDDA are non-GAAP financial measures defined on page 30.

The company's total shareholder return (“TSR”) during the three-year period from 2017 to 2019 exceeded the median of the group of five forest products companies that we refer to as our “performance peer group” by 1.29% and ranked us 70th in the NAREIT All Equity REIT Index Companies. (See “PotlatchDeltic Corporation TSR Comparison – Performance Peer Group” below).

Summary of Key 2019 Compensation Decisions

2019 Base Salary After considering company performance and competitive pay practices, the Committee approved base salary increases of 3.23 % for Mr. Covey, 3.34% for Mr. Cremers, 6.17% for Mr. Richards, 6.99% for Mr. Temple, 3.26% for Mr. Ball and 16.02% for Ms. Scott. The salary increases included adjustments for certain officers to more closely approximate mid-range competitive markers for the combined Company following the Deltic Merger.

2019 Annual Incentive Award The company's FFO for 2019 was $147.0 million or 77.5% of the budgeted target of $189.7 million, which was insufficient to meet the funding threshold for an award.   See “2019 Annual Cash Incentive Awards” below.

2017-2019 Long-Term Equity Incentives. The 2017-2019 Long-Term Equity Incentives consisted of performance shares that are earned based on the company's TSR over a three-year performance period relative to the median TSR of performance peer group (weighted 50%) and the company's TSR percentile ranking relative to all companies within the NAREIT All Equity REITs Index (of which we are a member) (weighted 50%) over such performance period. The company's annualized TSR for the 2017-2019 performance period was 8.08%, which ranked the company approximately 1.29% above the median performance of the company's performance peers during the performance period, and the company’s aggregate TSR for the 2017-2019 performance period was 26.30%, which ranked the company at 70th among the NAREIT All Equity REITS Index Companies. These relative TSR outcomes resulted in the vesting of 109.65% of the 2017-2019 Performance Shares awarded to participants under the company's long-term incentive program, including named executive officers, plus dividends credited pursuant to the terms of the award. See "2019 Long-Term Equity Incentive Awards - PotlatchDeltic Corporation TSR Comparison" below.

Advisory Shareholder Vote Our stockholders approved the compensation of our named executive officers as described in our 2019 proxy statement with an approval rate of over 99% of the votes cast. See “2019 Stockholder Advisory Vote to approve Executive Compensation” below.

Summary of Executive Compensation Program and Practices

The Compensation Committee, working with company management, has adopted compensation policies and procedures that represent strong corporate governance, including the following:

✓Independent Compensation Committee	The Compensation Committee is composed solely of independent directors within the meaning of Nasdaq listing rules relating to compensation committees.
✓Independent Compensation Consultant

In 2019, the Compensation Committee was advised by Semler Brossy, an independent compensation consultant that provides no other services to the company and has no prior relationship with any of the named executive officers.

✓Competitive Market Assessments

The Compensation Committee requests that its independent consultant conduct a review of the company's executive compensation program at least every two years to evaluate whether it is comparable to compensation programs of companies of similar size.

✓Peer Group Review

The competitive market and the peer group of companies used for benchmarking company TSR is carefully reviewed annually by the Compensation Committee with input from its independent consultant. Changes to the peer group require Compensation Committee approval.

✓Annual Stockholder Advisory Vote	The company seeks an annual stockholder advisory vote to approve executive compensation, the results of which are considered by the Compensation Committee in determining executive compensation.
✓Compensation Risk Assessment

Company management and the Compensation Committee’s independent consultant complete a risk assessment of the company's executive compensation programs annually to evaluate whether they are designed and administered in a manner that discourages undue risk-taking by executives. The assessment is reviewed by the Compensation Committee.

✓Double-Trigger Acceleration	A “double trigger” is required before severance benefits are paid and equity awards vest in connection with a change in control event.
✓Limited Perquisites

The company does not provide perquisites or other personal benefits to officers or senior employees, such as aircraft for personal use, paid parking spaces, or company cars, with the exception of payment of premiums for accidental death and dismemberment insurance. The company's health care and other medical insurance programs and its salaried employee 401(k) Plan are the same for all salaried employees, including officers.

✓Executive Stock Ownership Guidelines

The company has a robust stock ownership policy. The company's Chief Executive Officer and President and Chief Operating Officer are required to achieve minimum stock ownership that is five times their respective base salaries and the other named executive officers are required to achieve minimum stock ownership that is two times their respective base salaries.

✓Clawback Policy	The company has an incentive compensation recovery policy to recover compensation earned as a result of a material financial restatement that resulted from fraud or misconduct by a company employee.
✓Hedging Policy	Under the company's securities compliance and insider trading policy, directors, officers and employees are prohibited from hedging their ownership interest in company securities.
✓Pledging Policy

Under the company's securities compliance and insider trading policy, directors and executive officers are prohibited from pledging company securities as collateral except under limited circumstances and with approval by the Compensation Committee.

2019 Stockholder Advisory Vote to approve Executive Compensation

At our annual meeting of stockholders in May 2019, we held our annual stockholder advisory vote to approve the compensation of our named executive officers (say-on-pay). Our stockholders approved the compensation of our named executive officers as described in our 2019 proxy statement by over 99% of the votes cast. As we evaluated our compensation practices throughout 2019, we considered the strong support our stockholders expressed for our executive compensation program. As a result, the Compensation Committee decided to retain our general approach to executive compensation.

Compensation Consultants

Pursuant to its charter, the Compensation Committee has the sole authority to retain, terminate and approve the fees and other retention terms of compensation consultants and other advisers to assist it in its ongoing development and evaluation of company compensation policies and practices and the Committee's determination of compensation awards. For 2019, the Committee engaged Semler Brossy as its independent compensation consultant. The Compensation Committee's independent compensation consultant reports directly to the Committee and not to management. Semler Brossy is independent from our company, has not provided any services to our company other than to the Compensation Committee and Nominating Committee and receives compensation from our company only for services provided to the Committees. The Compensation Committee has assessed the independence of Semler Brossy pursuant to SEC rules and has concluded that Semler Brossy's work has not raised any conflict of interest. The Compensation Committee's independent compensation consultant:

•	attends Committee meetings upon request;
•	meets with the Committee without management present;
•	provides third-party data, advice and expertise on proposed executive compensation and executive compensation plan designs;
•

reviews briefing materials prepared by management and outside advisers to management and advises the Committee on the matters included in these materials, including the consistency of proposals with the Committee's compensation philosophy, risks inherent in proposals and comparisons to programs at other companies;

•

prepares for the Committee at least every two years an assessment of the company's compensation programs, including positioning of the programs in the competitive market, to assist the Committee in its analysis of each component of each of our executive officers' compensation packages to assess the proper balance and competitiveness of the tools used to accomplish the objective of each compensation component;

•	reviews drafts of the Compensation Discussion and Analysis; and
•	advises the Nominating Committee on director compensation.

All of the decisions with respect to determining the amount and form of executive compensation under our compensation programs are ultimately made by the Compensation Committee and may reflect factors and considerations other than the information and advice provided by the Committee's independent compensation consultant.

Competitive Market Assessments

As part of determining compensation levels for named executive officers, the Committee reviews information regarding the median compensation paid by other companies of comparable size both in our industry and generally. At least every two years, the Committee asks its independent compensation consultant to provide it with a market assessment that utilizes blended market data from the most relevant compensation surveys available. In its most recent review in December 2018, the consultant referenced the Forest Products Industry Compensation Association Survey for industry-specific market data and a survey from Mercer for general industry market data representing similarly sized companies. The Committee also reviews compensation data from companies within our performance peer group (see “2019 Long-Term Equity Awards - Peer Group”).

Competitive compensation survey data is gathered by the Committee's compensation consultant and analyzed to most closely reflect competitive pay levels for companies of comparable size and, where possible, similar business focus to our company.

Management Input

Each year, the company's Chief Executive Officer, President and Chief Operating Officer, and Vice President, Human Resources, recommend to the Compensation Committee changes to base salaries and target amounts for annual cash incentive awards and long-term equity incentive awards for each named executive officer, except the Chief Executive Officer. These recommendations are based on the principal duties and responsibilities of each executive officer, competitor pay levels within our industry, pay levels for comparable companies of similar size within regional and national markets, internal pay equity, and individual performance. In addition, each year our Vice President, Human Resources provides the Committee with a detailed review of the actual results of the company's corporate and operating divisions compared to the performance goals established at the beginning of the year under our annual incentive plan, and the resulting awards proposed to be made to the named executive officers. Our Chief Executive Officer and our President and Chief Operating Officer present evaluations of executives who report to them and make recommendations to the Committee regarding executive base salary and annual cash incentive compensation and long-term equity compensation for executive officers, and compensation packages for executives being hired or promoted. Our Chief Executive Officer and our President and Chief Operating Officer also recommend performance targets for the upcoming year for the Compensation Committee to consider.

The Compensation Committee determines any change to the base salary, annual cash bonus and equity awards for the Chief Executive Officer based upon its evaluation of the Chief Executive Officer's performance and advice from the Committee's independent compensation consultant.

Risk Assessment

Company management provides ongoing information to the Compensation Committee regarding aspects of our executive compensation program that could mitigate or encourage excessive risk-taking by company executives. In addition, the Committee periodically requests that its independent compensation consultant provide an assessment of the company's executive compensation program along with recommended modifications, if any. Among the attributes of our executive compensation program that management and the Committee take into consideration in assessing the risks arising from our compensation policies and procedures are:

•	the balance between annual and long-term incentives;
•	the existence of caps on annual and long-term incentive awards;
•	the use of different metrics for annual and long-term incentive awards;
•	the use of rolling performance periods and laddered equity vesting to reduce pressure on any one performance period or vesting date;
•

the ability of company management and the Committee to consider non-financial and other qualitative performance factors such as safety and environmental performance in determining actual compensation packages;

•	stock ownership guidelines that are reasonable and align our executives' interests with those of our stockholders;
•	a prohibition on hedging transactions with respect to company securities or pledging (except in limited circumstances and with Compensation Committee preapproval) company securities; and
•	the company's clawback or Incentive Compensation Recovery Policy.

Compensation Objectives and Elements of Compensation

Compensation Philosophy and Objectives. Our compensation philosophy is to provide all of our executives a fair and competitive incentive-based compensation package that is tied to the performance of both the individual and the company. We also believe that a significant portion of total compensation for our senior executives should be at risk and dependent on the achievement of target levels of performance. In addition, we believe that in order to maintain fiscal discipline, incentive compensation should be subject to thresholds and caps. The key objectives of our compensation program are aimed at helping us to recruit, motivate and retain talented and experienced executives, ensure our incentive compensation is aligned with short-term and long-term company performance and to align our employees' interests with those of our stockholders.

Compensation Components. We balance our executives' compensation packages among three components:

•	base salary;
•	annual cash incentives; and
•	long-term equity incentives.

Salaries are provided to employees as compensation for basic services to the company and to meet the objective of attracting and retaining the talent needed to run our business. Our annual cash incentives reward employees for helping us achieve annual financial targets, and our long-term equity incentives reward employees for helping us to achieve the company’s overall long-term business objectives and perform at a level of TSR that exceeds that of our performance peers. We compensate executives with higher levels of responsibility with a higher proportion of at-risk incentive compensation and equity compensation, so their interests are closely aligned with those of our stockholders. Depending upon an executive officer's pay grade, approximately 55%-75% of the officer's compensation is composed of a combination of annual cash incentive awards based on operational performance goals, and long-term equity incentive grants. Seventy-five percent of our 2019 long-term incentive awards to our named executive officers vest based on performance, which is measured based on achievement of relative TSR over a three-year period. See “Summary Comparison of 2019 Target and Actual Compensation” below for each named executive officer's specific compensation mix for 2019.

To ensure fiscal discipline, we set threshold performance levels so that no incentive awards are made if performance results fall below threshold levels, and we set caps on the aggregate amount of incentive compensation that we pay, regardless of actual performance results.

2019 Base Salary

As part of determining executive base salaries, the Compensation Committee reviews information regarding median base salaries for companies of comparable size, both in our industry and generally, and also considers the individual executive's job performance, long-term potential and tenure. Base salary ranges are established for each pay grade of salaried employees, including our Chief Executive Officer. We determine an executive's rate of pay within the salary range for his or her position based upon the executive's level of experience and performance relative to his or her individual written performance plan. Each executive's individual performance plan contains operational, financial, safety, environmental and diversity objectives determined by the executive together with his or her supervisor. Our Chief Executive Officer's base salary is set by the Committee in its sole discretion after consultation with its independent compensation consultant and the Committee approves the base salaries of the other named executive officers after discussions with the Chief Executive Officer and President and Chief Operating Officer.

In 2019, the Compensation Committee approved base salary increases of 3.23% for Mr. Covey, 3.34% for Mr. Cremers, 6.17% for Mr. Richards, 6.99% for Mr. Temple, 3.26% for Mr. Ball, and 16.02% for Ms. Scott, based upon its review of competitive market data. With these increases, the salaries for our executives more closely reflect midrange competitive markers.

Name	Base Salary Increase (% Increase)	Base Salary 2019 ($)	Base Salary 2018 ($)
Michael J. Covey	3.23	895,000	867,000
Jerald W. Richards	6.17	400,000	376,764
Eric J. Cremers	3.34	599,000	579,643
Thomas J. Temple	6.99	378,000	353,288
Darin R. Ball	3.26	285,000	276,000
Lorrie D. Scott	16.02	370,000	318,919

2019 Annual Cash Incentive Awards

Pursuant to the terms of the company's Annual Incentive Plan, each year the Compensation Committee establishes target annual bonuses for our executive officers as a percentage of base salary based on the recommendations of management and the Committee's independent compensation consultant after a review of the compensation practices of companies of comparable size both in our industry and generally. These targets are set forth below under “Summary Comparison of 2019 Target and Actual Compensation.”

Annual bonuses are subject to adjustment based on corporate and operating division financial performance. At the beginning of each year the Committee, with input from our Chief Executive Officer and our President and Chief Operating Officer, approves a scale of modifiers for our executive officers based on a range of possible financial performance outcomes. At the end of the year, actual financial performance is compared to the Committee's pre-approved performance scale to determine the modifiers to apply to the target awards. Awards may be further adjusted based on the results of the individual employee's annual performance review, the operating division's performance, the company's overall performance or unusual, extraordinary or infrequently occurring items. The Committee also considers safety performance, environmental performance and other factors when approving awards. Under the Annual Incentive Plan, the Committee also has discretionary authority to reduce awards to executive officers to zero or increase awards to executive officers up to 200% of target.

In order to reflect both our REIT structure and our wood products operations, we used the following performance measures for purposes of the 2019 annual cash incentive awards:

•	Funds from operations, or FFO, measured at the corporate level against a pre-defined target; and
•	Earnings before interest, taxes, depreciation, depletion and amortization, or EBITDDA, measured at each operating division against pre-defined targets.

We define FFO as net income, plus depletion, depreciation and amortization, basis of real estate sold, and certain special items such as debt extinguishment costs and net, non-cash asset impairment and eliminations. The use of this measure is intended to focus eligible employees on generating profits by both increasing revenues and controlling costs. In addition, FFO is the primary measure used by the investment community to measure REIT performance. We believe that profitable growth reflected in our FFO and EBITDDA measures will drive stockholder value over time. Furthermore, the Committee believes that at the division level, measuring EBITDDA rather than FFO is a simpler approach and provides more transparency to employees, as the divisions do not make capital allocation decisions.

Pursuant to our Annual Incentive Plan, at the beginning of 2019, a target incentive pool value was calculated based on the sum of the target annual incentive amounts for each participant in the plan. Based upon the company's 2019 budget approved by our Board and on the input and recommendations of management, the Committee approved the following FFO performance scale and the corresponding incentive pool modifiers for 2019:

Performance Level	2019 FFO Performance (Versus 2019 FFO Budgeted Target)	Incentive Pool Multiplier (Multiple of Target Pool)
Threshold	80% of $189.7 million FFO Budget, or $151.8 million FFO	0.25 x Target Pool
Target	100% of $189.7 million FFO Budget	1.00 x Target Pool
Maximum	126.7% of $189.7 million FFO Budget, or $240.3 million FFO	2.00 x Target Pool

The incentive pool multiplier for FFO performance proportionately increases or decreases between threshold and target levels and between target and maximum levels. The incentive pool is not funded for FFO performance below threshold level. The funding scale is determined each year with consideration to the ratio of incentive dollars to FFO dollars above threshold and up to maximum.

The company's actual 2019 FFO can be calculated from the audited consolidated statements of cash flows included in our 2019 Annual Report Form 10-K and adjusting for a $1.9 million operating loss related to the legacy Deltic MDF plant prior to our sale of the facility. For 2019, the company's actual FFO was $147.0 million, or 77.5% of the budgeted target of $189.7 million, which failed to meet the threshold for incentive awards established under our Annual Incentive Plan.  Accordingly, the 2019 incentive pool was not funded and the company did not pay out any annual incentive awards for 2019.

2019 Long-Term Equity Incentive Awards

Our long-term incentive program is intended to link compensation to long-term company performance. Under our long-term incentive program we grant two types of equity awards:

•

performance shares, which reward employees for company performance over a three-year period that exceeds the applicable performance peer group, encourage employees to focus on the creation of long-term stockholder value and align the interests of employees with those of our stockholders; and

•	restricted stock units, which vest on December 31 immediately preceding the third anniversary of the grant date, and aid in the recruitment and retention of key employees.

The effective grant date for equity awards is the day of the Compensation Committee meeting at which the awards are approved, typically in February of each year. These meetings are scheduled well in advance of the actual meeting date and are not coordinated with the release of any material, non-public information. Equity grants to executive officers who are hired during the year are generally effective upon the executive's start date.

Long-Term Equity Incentive Award Guidelines. The Compensation Committee has approved “guideline” long-term incentive values for each executive eligible for long-term equity incentive awards other than the Chief Executive Officer. These guideline values are targeted at the median of competitive practice, based on a 2018 assessment of compensation programs of comparably sized companies by the Committee's independent compensation consultant. The assessment recognized the organization’s larger size following the acquisition of Deltic Timber Corporation in 2018 and revealed that in certain cases, PotlatchDeltic’s relative pay was low compared to competitive medians.  The Committee approved increases to the target long-term incentive grant values for the Chief Financial Officer, Vice President of Wood Products, Vice President & General Counsel, and the Vice President of Human Resources to align total target pay to the competitive median.  Guideline values are converted to performance shares and restricted stock units in a given year by dividing the values by an amount equal to the closing price of company common stock on the grant date. The actual number of equity awards granted to eligible employees is further subject to an increase or decrease from the guideline value at the Committee's discretion, based upon management's assessment of an individual employee's past contributions and potential future contributions to the company. In the case of the company's Chief Executive Officer, the Committee determines in its sole discretion the number of equity awards to be granted based on a review by the Committee's independent compensation consultant of competitive practices and the Committee's evaluation of the Chief Executive Officer's performance.

Restricted Stock Units. Restricted stock units vest on December 31 immediately preceding the third anniversary of the grant date unless the officer's employment with the company is terminated for any reason other than death, disability or retirement. See "Potential Payments upon Termination or Termination Following a Change in Control." We have also granted restricted stock units to newly hired executives to replace the value of equity awards that were forfeited when they left their prior employer and to align the interests of new executives to those of our stockholders.

Performance Shares. Performance shares are earned based on the company's TSR over a three-year performance period relative to the median TSR of performance peer group (weighted 50%) and the company's TSR percentile ranking relative to all companies within the NAREIT All Equity REITs Index (of which we are a member) (weighted 50%) over such performance period. TSR is calculated based on stock price appreciation plus cash and share distributions. See “2019 Long-Term Equity Incentive Awards - Performance Peer Group.”

Threshold, Target and Maximum. The Compensation Committee believes that for purposes of measuring company performance for awarding performance shares:

•	performance measures should be subject to thresholds so that an executive officer's compensation should be at risk if minimal performance is not achieved;
•

performance measures at which 100% of target amounts are earned should be established at median levels, consistent with our philosophy of compensating executives at or near the median compensation paid by companies of comparable size; and

•	performance-based compensation should be capped at 200% of target amounts in order to maintain fiscal discipline and reduce risk-taking.

2019 Long-Term Equity Incentive Awards. In 2019, the Compensation Committee approved long-term incentive awards for all eligible employees consisting of performance shares (75%) and restricted stock units (25%).

The performance shares granted to the Chief Executive Officer, the President and Chief Operating Officer and other employees are earned based upon company performance over a three-year period ending December 31, 2021. For the 2019-2021 performance period, the Compensation Committee determined to continue to measure company performance based on two factors, each of which is weighted 50%: (i) company TSR, relative to the median TSR of our performance peers group; and (ii) the company's TSR percentile ranking relative to all companies within the NAREIT All Equity REITs Index. The following table sets forth the relative TSR performance scale and the corresponding number of shares earned as a percentage of the weighted targets that were set by the Committee. The percentage of performance shares earned is the sum of the percentage multiple in each column divided by two.

In addition, on September 24, 2019, the Compensation Committee approved a grant of restricted stock units to Mr. Cremers, in recognition of his development and contributions as President and Chief Operating Officer, and to incentivize him to remain in the employ of the Company and continue his professional development as part of the Company’s management succession planning. The award has a target value of $1 million, is subject to time vesting and will be earned only if Mr. Cremers remains employed with the Company through September 24, 2022.

POTLATCHDELTIC CORPORATION TSR COMPARISON

Median TSR of Five Performance Peers	Percent of Shares Issued (%)	TSR Percentile Ranking NAREIT All Equity REITS Index	Percent of Shares Issued (%)
(weighted 50%)		(weighted 50%)
Below Threshold	—	Below Threshold	—
Threshold (Median - 7.5%)	25	Threshold (33rd percentile)	25
Target (Median)	100	Target (50th percentile)	100
Maximum (Median + 15%)	200	Maximum (85th percentile)	200

The number of performance shares earned for each factor proportionately increases or decreases between threshold and target levels for the factor and between target and maximum levels for the factor. The Committee continues to believe that no performance shares should be earned with respect to a performance factor for performance below the applicable threshold performance level.

Adjustments to Performance Share Awards. The Compensation Committee reserves the right to reduce or eliminate any performance share award to an executive, or to all executives as a group for any reason. The Committee did not exercise this authority for 2019.

Performance Peer Group. As a specialized REIT, we consider our peer companies for purposes of TSR comparisons to consist of “pure play” timber REITs and other forest product companies. Five forest product companies are used for benchmarking our TSR when determining performance share outcomes. The forest product companies used for benchmarking in 2019 are as follows:

Company	Annual Revenue ($)(1)	Market Capitalization ($)(2)	GICS Sub Industry
Weyerhaeuser	6,554	20,457	Specialized REITs
Universal Forest Products	4,416	2,985	Building Products
Rayonier	712	3,545	Specialized REITs
St. Joe	127	1,187	Real Estate Mgmt. & Dev.
Catchmark Timber Trust	107	465	Specialized REITs
PotlatchDeltic Corporation	827	2,546	Specialized REITs

(1)	In millions, for the 2019 fiscal year, based on publicly available information.

(2)	In millions as of March 2, 2020, except as otherwise noted.

As the number of publicly traded forest products companies has declined, we supplemented our peer group starting in 2015 with the NAREIT All Equity REIT Index.

Summary Comparison of 2019 Target and Actual Compensation

The following table shows the target and the actual amounts for salary and annual and long-term incentive awards for our named executive officers, along with the 2019 percentage of total direct compensation represented by the amount of each component (i.e., the mix of pay).

		TARGET VALUE			ACTUAL VALUE
	TARGET 2019 TOTAL DIRECT COMPENSATION(1)			ACTUAL 2019 TOTAL DIRECT COMPENSATION(1)
Name	Salary ($) (% of Total)	Target short-term incentive award ($)(cash) (% of Total)	Guideline long-term incentive grant value ($)(equity)(2) (% of Total)	Salary ($)(3) (% of Total)	Actual short-term incentive award ($)(cash) (% of Total)	Actual long-term incentive grant value ($)(equity) (% of Total)
Michael J. Covey	895,000	895,000	2,058,500	890,692	—	2,058,483
	23.26	23.26	53.49	30.20	0.0	69.80
Jerald W. Richards	400,000	200,000	460,000	396,425	—	459,996
	37.70	18.90	43.40	46.30	0.0	53.70
Eric J. Cremers	599,000	419,300	748,800	596,022	—	748,794
	33.90	23.70	42.40	44.30	0.0	55.70
Thomas J. Temple	378,000	170,100	340,200	374,198	—	340,192
	42.60	19.10	38.30	52.40	0.0	47.60
Darin R. Ball	285,000	128,300	285,000	283,615	—	285,016
	40.80	18.40	40.81	49.90	0.0	50.10
Lorrie D. Scott	370,000	185,000	424,000	362,141	—	424,006
	37.80	18.90	43.31	46.10	—	53.90

(1)	Total direct compensation is the sum of base salary, annual cash incentives and long-term equity incentives.

(2)

These amounts represent the dollar value of the restricted stock unit award granted in February 2019, and the target value of the performance shares granted in February 2019 for the performance period 2019-2021, in each case computed by multiplying the guideline value by the individual performance modifier. Such amounts may or may not be paid out depending on the company’s performance or the executive’s continued employment, as applicable, over the three-year vesting and performance period. See “2019 Long-Term Equity Incentive Awards” for a description of performance measures and threshold, target and maximum goals for performance share awards. This column does not include the special RSU grant to Eric Cremers on September 24, 2019 described above under “2019 Long-Term Equity Incentive Awards.” That award has a target value of $1 million, is subject to time vesting and will be earned only if Mr. Cremers remains employed with the Company through September 24, 2022.

(3)	This column includes salary paid for the full or partial year the employee worked. Actual salaries differ from target due to timing of merit increase fulfillment.

Other Elements of the Executive Compensation Program

We do not provide perquisites or other personal benefits to our named executive officers, such as aircraft for personal use, paid parking spaces, or company cars, with the exception of payment of insurance premiums for accidental death and dismemberment insurance. The company reimburses named executive officers for certain relocation expenses pursuant to a relocation program. Pursuant to the company's relocation program, reimbursement of the employee's loss on sale of his or her home is capped and the relocating employee's home is only purchased if not sold within 90 days and then only at a purchase price equal to the average of two independent appraisals of fair market value. Our health care and other medical insurance programs, as well as our 401(k) Plan, are the same for all salaried employees, including officers.

Salaried Retirement Plan. Our Salaried Retirement Plan provides a pension to our salaried and certain other eligible employees who were participants in the plan before January 1, 2011, including certain of our named executive officers. We believe this plan is competitive with our peers and is intended to provide a source of income for our salaried and certain other eligible employees following retirement. This plan is discussed in detail on page 43. Effective January 1, 2011 our Salaried Retirement Plan was closed to new entrants.

Supplemental Plan II. Our Salaried Supplemental Benefit Plan II (Supplemental Plan) provides retirement benefits to our eligible salaried employees including our named executive officers, based upon the benefit formula of our Salaried Retirement Plan and our Salaried 401(k) Plan but without regard to the IRS compensation and benefit limitations applicable to these tax-qualified plans. We believe this plan is competitive with our peers and companies of comparable size, and is intended to provide a retirement benefit commensurate with participant compensation, as we do for other employees. This plan is discussed in detail on pages 44 and 45.

401(k) Plan. Our Salaried 401(k) Plan permits our salaried and certain other eligible employees, including our named executive officers, to make voluntary pre-tax and after-tax contributions to the plan, subject to applicable tax limitations. We match $0.70 for every $1.00 that a participant contributes to our Salaried 401(k) Plan, up to the first 6% of his or her eligible compensation, subject to applicable tax limitations. Eligible employees who elect to participate in the plan are 100% vested in the matching contributions upon completion of two years of service. In connection with the closure of our Salaried Retirement Plan to new employees in 2011, we amended our Salaried 401(k) Plan to provide for annual company contributions equal to 3% of eligible compensation for employees hired between January 1, 2011 and June 1, 2015, in addition to the company match. Employees hired after June 1, 2015 receive only the company match.

Health and Welfare Benefits. All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Post-Termination Severance Benefits. The company maintains a severance program that provides severance benefits to our named executive officers and certain other officers and executive employees. Benefits are payable under the severance program both in connection with a termination of the executive officer's employment with us and in connection with a separation of employment following a change in control. The Committee believes the severance program is competitive with those of our peer companies and serves our recruitment and retention efforts. The section entitled “Potential Payments Upon Termination or Termination Following a Change in Control” provides additional information regarding the severance program and the estimated potential incremental benefits under the program for the named executive officers.

Officer Stock Ownership Guidelines

In the interest of promoting and increasing equity ownership by our senior executives and to further align our executives' long-term interests with those of our stockholders, we have adopted the following stock ownership guidelines:

Chief Executive Officer	Value of Shares = 5 x Base Salary
President and Chief Operating Officer	Value of Shares = 5 x Base Salary
Chief Financial Officer	Value of Shares = 2 x Base Salary
Vice President	Value of Shares = 2 x Base Salary

Each executive must acquire within five years of his or her becoming an executive officer subject to the stock ownership guidelines, a minimum number of shares based on the applicable value shown above. Shares held in a brokerage account, an account with our transfer agent or in our 401(k) Plan, common stock units owned as a result of deferred awards paid under our annual incentive program and any vested restricted stock units all count towards the ownership requirement. Shares subject to unvested restricted stock units or unearned performance shares, however, do not count toward the ownership guidelines. An executive must meet and maintain the stock ownership requirement in order to sell any company stock.

As of March 1, 2020, all of our named executive officers met their stock ownership requirements or had less than five years’ tenure as an executive officer and were in compliance with the guidelines. See “Security Ownership of Directors and Executive Officers.”

Our officers' stock ownership guidelines may be viewed by going to our website at www.potlatchdeltic.com, and selecting “Investors,” then “Corporate Governance,” and “Officer Stock Ownership Guidelines."

Prohibition on Hedging and Pledging

The company's securities compliance and insider trading policy prohibits directors, officers and employees from engaging in speculative transactions involving company securities, including entering into hedging or monetization transactions or similar arrangements with respect to company securities. The policy also prohibits directors and executive officers from pledging company securities except under limited circumstances and with approval by the Compensation Committee.

A copy of our securities compliance and insider trading policy may be viewed by going to our website at www.potlatchdeltic.com, and selecting “Investors,” then “Corporate Governance,” and “Securities Law Compliance and Insider Trading Policy.”

Recovery of Incentive Compensation

In 2009, the Compensation Committee approved a “clawback” policy, which was amended and restated on February 14, 2014. The policy provides that all incentive awards granted to executive officers after December 31, 2009 will provide our Board of Directors the discretion to require that the executive officer reimburse the company if:

•	payment was predicated upon the achievement of specific financial results that were subsequently the subject of a material financial restatement;
•	in the Board's view, a company employee engaged in fraud or misconduct that caused or partially caused the need for such material financial restatement by the company; and
•	lower payment, settlement, grant or vesting would have occurred based upon the restated financial results.

The amount to be reimbursed is the amount by which any incentive awards previously paid, settled, granted or vested on the basis of previously stated financial results within the two year period preceding the date of disclosure of the material financial restatement, exceeded the lower amounts that would have been paid, settled, granted or vested based on the restated financial results.

A copy of our Incentive Compensation Recovery Policy may be viewed by going to our website at www.potlatchdeltic.com, and selecting “Investors,” then “Corporate Governance,” and “Incentive Compensation Recovery Policy.”

Tax Considerations

Section 162(m) limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million.  Prior to 2018, there was an exception to the limit on deductibility for performance-based compensation that met certain requirements. The Tax Cut and Jobs Act of 2017, or TCJA, largely eliminated that exception starting in 2018, such that compensation paid to our CEO and the other named executive officers in 2018 and thereafter is presumed to be subject to the Section 162(m) deductibility limits as amended by the TCJA, with the exception of certain amounts payable pursuant to a written binding contract in effect as of November 2, 2017 that has not been materially modified thereafter (as permitted by the TCJA). We have determined that none of our executive officers have such arrangements. While the Compensation Committee considers the impact of Section 162(m) as well as other tax and accounting consequences when developing and implementing the Company’s executive compensation programs, the Committee retains the flexibility to design and administer compensation programs that are in the best interests of the Company and its shareholders even if it does not qualify for a tax deduction. Because of the importance of linking pay and performance, grants of performance share awards made for 2019 continued to impose performance conditions.

REPORT OF THE EXECUTIVE COMPENSATION AND PERSONNEL POLICIES COMMITTEE

The Executive Compensation and Personnel Policies Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2019 Annual Report on Form 10-K.

The Committee Members

Lawrence S. Peiros (Chair)
Linda M. Breard
Christoph Keller, III
D. Mark Leland
Gregory L. Quesnel

Mr. John S. Moody served as a member of the Compensation Committee until his retirement on August 30, 2019.

EXECUTIVE COMPENSATION TABLES

2019 Compensation

Summary Compensation Table

The table below sets forth information regarding the compensation for each of our 2019 named executive officers. The information contained in the Summary Compensation Table should be viewed together with the “2019 Grants of Plan-Based Awards” table, which includes target levels for annual incentive awards and long-term performance share awards, to obtain the most accurate representation of annual and long-term incentive compensation elements and the total compensation provided to our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael J. Covey	2019	890,692	2,184,603	—	1,460,623	100,901	4,636,819
Chairman and	2018	863,154	2,248,648	1,500,000	228,663	107,457	4,947,921
Chief Executive Officer	2017	838,615	2,117,353	1,684,000	782,572	77,946	5,500,486

Jerald W. Richards	2019	396,425	488,179	—	—	50,599	935,203
Vice President and	2018	375,076	463,733	303,300	—	53,550	1,195,659
Chief Financial Officer	2017	364,152	409,015	365,800	—	40,859	1,179,826

Eric J. Cremers	2019	596,022	1,794,637	—	644,905	54,758	3,090,322
President and	2018	577,046	803,916	699,900	137,330	56,710	2,274,901
Chief Operating Officer	2017	560,239	708,945	787,900	370,385	43,540	2,471,009

Thomas J. Temple	2019	374,198	361,036	—	249,350	28,493	1,013,077
Vice President, Wood Products	2018	351,198	371,146	299,300	84,366	27,784	1,133,794
	2017	334,949	327,268	305,700	178,878	21,860	1,168,655

Darin R. Ball	2019	283,615	302,480	—	311,591	19,612	917,298
Vice President, Timberlands	2018	276,000	371,146	179,600	45,925	76,338(5)	949,009
	2017	194,801	57,291	105,900	102,719	11,160	471,871

Lorrie Scott	2019	362,141	449,983	—	192,269	25,809	1,030,202
Vice President, General Counsel and Corporate Secretary	2018	317,490	302,799	247,600	38,287	25,215	931,391
	2017	308,242	267,159	278,700	126,315	20,419	1,000,835

(1)

This column shows the aggregate grant date fair value, computed in accordance with FASB Topic 718, but excluding the effect of any estimated forfeitures, of performance shares (at target) and restricted stock units granted in 2017, 2018 and 2019. In accordance with FASB Topic 718, the grant date fair value reported for all restricted stock units was computed by multiplying the number of shares subject to the restricted stock unit award by the closing price of our stock on the grant date. The grant date fair values reported for performance shares were based upon the probable outcome of the TSR condition, which amounts were determined consistent with the estimate of the aggregate compensation cost to be recognized over the performance period determined as of the grant date under FASB Topic 718, excluding the effect of estimated forfeitures. The estimate of the aggregate compensation cost to be recognized over the performance period was determined by using a Monte Carlo simulation model, yielding a value of $37.87 per share for the 2019 grant, $75.37 per share for the 2018 grant, and $53.85 per share for the 2017 grant. The assumptions made in connection with this estimate are discussed in Note 17 to our Financial Statements included in our 2019 Form 10-K.

(2)

This column reflects the cash awards under our annual incentive plan.  As described in the Compensation Discussion and Analysis under “2019 Annual Cash Incentive Awards,” no annual incentive awards were paid to named executive officers for 2019.

(3)

Amounts shown represent the aggregate annual change in the actuarial present value of accumulated pension benefits under all of our defined benefit pension plans. No portion of the amounts shown in this column is attributable to above-market or preferential earnings on deferred compensation.

(4)

2019 amounts shown include 401(k) company match of $11,760 for Mr. Covey, $11,760 for Mr. Cremers, $20,160 for Mr. Richards, $11,760 for Ms. Scott, $11,760 for Mr. Ball, and $11,760 for Mr. Temple, allocations under the 401(k) Plan Supplemental Benefit portion of our Salaried Supplemental Benefit Plan II of $88,649 for Mr. Covey, $42,668 for Mr. Cremers, $30,220 for Mr. Richards, $13,849 for Ms. Scott, $7,695 for Mr. Ball, and $16,526 for Mr. Temple, and premiums paid for life and accidental death and dismemberment insurance.

(5)

the amount shown for Mr. Ball also includes the following payments and reimbursements made pursuant to our salaried employee relocation program; (i) $16,105 of relocation expenses, (ii) tax gross-up of $12,113 relating to reimbursed amounts included in gross income and (iii) $ 31,927 in aggregate incremental costs paid by the company in connection with the sale of Mr. Ball’s home.

2019 Grants of Plan-Based Awards

The table below provides information regarding 2019 grants of annual and long-term incentive awards for the named executive officers, including the range of estimated possible payouts under our annual incentive plan and estimated future payouts under our performance share program and the grant date fair value of restricted stock units. The following table excludes any dividend equivalents that may become payable with respect to the awards.

								All Other Stock Awards:
	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael J. Covey	2/14/2019				11,025	44,098	88,196		1,669,991
	2/14/2019							14,699	514,612
		223,750	895,000	3,580,000					—
Jerald W. Richards	2/14/2019				2,464	9,854	19,708		373,171
	2/14/2019							3,285	115,008
		50,000	200,000	800,000					—
Eric J. Cremers	2/14/2019				4,010	16,041	32,082		607,473
	2/14/2019							5,347	187,198
		104,825	419,300	1,677,200					—
	9/24/2019							24,467	999,966
Thomas J. Temple	2/14/2019				1,822	7,288	14,576		275,997
	2/14/2019							2,429	85,039
		42,525	170,100	680,400					—
Darin R. Ball	2/14/2019				1,527	6,106	12,212		231,234
	2/14/2019							2,035	71,245
		32,075	128,300	513,200					—
Lorrie D. Scott	2/14/2019				2,271	9,083	18,166		343,973
	2/14/2019							3,028	106,010
		46,250	185,000	740,000					—

(1)

Actual amounts paid under our annual incentive plan for performance in 2019 were paid in February 2020 (unless deferred under our Management Deferred Compensation Plan) and are reflected in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” Awards granted under our annual incentive plan range from zero to 2.0 times target, based on company performance for the year multiplied by individual modifiers ranging from zero to 2.0. The amounts shown are for target performance. To show the lowest and highest awards available, the amounts shown for threshold assume .25 times target and those for maximum assume 2.0 times target. See the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation

Table. The annual incentive plan is described in “Compensation Discussion and Analysis” beginning on page 25. As shown in the Summary Compensation Table, no annual incentive awards were paid to named executive officers for 2019.

.

(2)

Amounts shown represent the threshold, target and maximum performance shares for the 2019-2021 performance period. Performance shares are granted at target performance level. The performance share program is described in “Compensation Discussion and Analysis” beginning on page 25.

(3)

Other than for the award granted to Mr. Cremers on September 24, 2019, this column includes Restricted Stock Units (RSUs) granted in 2019 that vest on December 31 immediately preceding the third anniversary of the grant date unless the officer's employment with the company is terminated for any reason other than death, disability or retirement or in connection with a Change in Control. See “Potential Payments upon Termination or Termination Following a Change in Control.”  For Mr. Cremers, the award granted on September 24, 2019 vests on the third anniversary of the grant date, unless his employment with the company is terminated for any reason other than death or disability or in connection with a Change in Control. See “2019 Long-Term Equity Incentive Awards” for a description of this award.

(4)

Other than for the award granted to Mr. Cremers on September 24, 2019, the grant date fair value of the restricted stock units has been calculated using the closing price of our common stock on the grant date (February 14, 2019) of $35.01 as described more fully in footnote (1) to the Summary Compensation Table. The grant date fair value of the performance share awards has been calculated based on the probable outcomes of the TSR condition as of the grant date, consistent with FASB topic 718, yielding a value of $37.87 per performance share.  For Mr. Cremers’ award granted on September 24, 2019, the grant date fair value of the restricted stock units was calculated using the closing price of our common stock on the grant date of $40.87.

Current Equity Holdings

2019 Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information regarding the outstanding unvested or unearned stock awards held by the named executive officers as of December 31, 2019. The market value of unvested stock awards is based on the closing stock price of company common stock of $43.27 on December 31, 2019, the last trading day of the year.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Michael J. Covey
Performance Share Grant (2018-2020)			28,521	1,234,104
Performance Share Grant (2019-2021)			91,762	3,970,542
RSU Grant (2018-2020) (5)	9,270	401,113
RSU Grant (2019-2021) (6)	15,105	653,593
Jerald W. Richards
Performance Share Grant (2018-2020)			5,882	254,514
Performance Share Grant (2019-2021)			20,504	887,208
RSU Grant (2018-2020) (5)	1,960	84,809
RSU Grant (2019-2021) (6)	3,418	147,897
Eric J. Cremers
Performance Share Grant (2018-2020)			10,197	441,224
Performance Share Grant (2019-2021)			33,378	1,444,266
RSU Grant (2018-2020) (5)	3,314	143,397
RSU Grant (2019-2021) (6)	5,495	237,769
Special RSU Grant (7)	24,693	1,068,466
Thomas J. Temple
Performance Share Grant (2018-2020)			4,708	203,715
Performance Share Grant (2019-2021)			15,166	656,233
RSU Grant (2018-2020) (5)	1,537	66,506
RSU Grant (2019-2021) (6)	2,502	108,262
Darin R. Ball
Performance Share Grant (2018-2020)			4,708	203,715
Performance Share Grant (2019-2021)			12,706	549,789
RSU Grant (2018-2020) (5)	1,569	67,891
RSU Grant (2019-2021) (6)	2,117	91,603
Lorrie D. Scott
Performance Share Grant (2018-2020)			2,560	110,771
Performance Share Grant (2019-2021)			6,300	272,601
RSU Grant (2018-2020) (5)	892	38,597
RSU Grant (2019-2021) (6)	1,098	47,510
(1)

Includes number of restricted stock units granted, plus dividend equivalents through December 31, 2019. Also includes restricted stock units that are not subject to forfeiture and will be paid out upon the officers’ separation from the company.

(2)	Value of restricted stock units calculated using the $43.27 per share closing price of our common stock on December 31, 2019.

(3)

This column shows performance shares granted, plus dividend equivalents accrued through December 31, 2019. Dividend equivalents were calculated using the closing price of our common stock on the dividend payment date. The award grants for the 2018-2020 performance period are shown at target.  The award grants for the 2019-2021 performance period are shown at maximum. The actual number of shares that could be issued upon settlement of these awards may be more or less than the amounts shown in the table.

(4)	Value of performance shares calculated using the $43.27 per share closing price of our common stock on December 31, 2019.
(5)	100% of the shares listed will vest on December 31, 2020.
(6)	100% of the shares listed will vest on December 31, 2021.

(7)   100% of the shares listed will vest on September 24, 2022.

2019 Stock Vested Table

For the year 2019, the table below provides, for each of our named executive officers, the number of stock awards vested and the value realized due to the vesting.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Michael J. Covey	53,637	2,261,336
Jerald W. Richards	10,452	440,656
Eric J. Cremers	17,956	757,025
Thomas J. Temple	8,303	350,054
Darin R. Ball	1,464	61,722
Lorrie D. Scott	6,776	285,676

(1)   This column shows the gross number of performance shares earned for the performance period 2017-2019, plus dividends accrued during the performance period. During the performance period, the company’s annualized TSR was 8.08%, which ranked the company approximately 1.29% above the median performance of the company’s performance peers during the performance period, and the company’s aggregate TSR for the 2017-2019 performance period was 26.30%, which ranked the company at 70th among the NAREIT All Equities REIT Index companies, resulting in a multiplier of 109.65% being applied to the target grant of performance shares. The Compensation Committee approved settlement of the performance shares in February 2020 and actual settlement occurred in the same month, which included withholding for tax purposes and the resulting receipt of fewer shares by each named executive officer than shown in the table. Additionally, this column includes restricted stock units that vested in 2019 plus dividends accrued during the vesting period.

(2)

The value of the performance shares was calculated using the $42.16 per share closing price of company common stock on February 13, 2020 (the date the Compensation Committee approved payment of the awards). The dividend equivalents were calculated using the closing stock price on the dividend payment dates. Restricted stock units are calculated using the market value of the underlying shares on the vesting date, including the market value of any dividend equivalents that have accrued on the underlying shares as of the vesting date. Dividend equivalents for restricted stock units are calculated using the closing price of our common stock on the dividend payment dates.

Post-Employment Compensation

2019 Pension Benefits Table

The table below shows the actuarial present value of each named executive officer's accumulated benefit payable on retirement under our tax-qualified Salaried Retirement Plan, or Retirement Plan, and under the Retirement Plan Supplemental Benefit portion of our non-qualified Salaried Supplemental Benefit Plan II, or Supplemental Plan. Effective January 1, 2011, the company closed the Retirement Plan and the Supplemental Plan to employees hired on or after that date.

Name	Plan Name	Number of years credited service (#)	Present value of accumulated benefit ($)(2)
Michael J. Covey	Supplemental Plan II	13.90	5,228,952
	Salaried Plan	13.90	809,866
Jerald W. Richards (1)	Supplemental Plan II	—	—
	Salaried Plan	—	—
Eric J. Cremers	Supplemental Plan II	12.46	1,898,830
	Salaried Plan	12.46	606,588
Thomas J. Temple	Supplemental Plan II	11.16	610,584
	Salaried Plan	11.16	633,134
Darin R. Ball	Supplemental Plan II	16.71	181,697
	Salaried Plan	16.71	696,088
Lorrie D. Scott	Supplemental Plan II	9.49	468,500
	Salaried Plan	9.49	533,900

(1)	Mr. Richards joined the company in August 2013 and therefore does not participate in the Salaried Retirement Plan.

(2)   The present value of accumulated benefits was computed by Milliman, Inc., the company's pension actuary, utilizing the following assumptions: discount rate of 3.40%; zero percent future salary growth; normal retirement age of 62 or current age, (age 55 is assumed for Mr. Covey under the Supplemental Plan); Ms. Scott is assumed to begin receiving her qualified benefit at age 65; service as of the fiscal year-end; PRI-2012 white collar Annuitant Mortality with generational projection using Mercer’s modified MP2019 scale (MMP2019); and IRS limitations and Social Security covered compensation as of the measurement date.

Summary of Plan Benefits

Salaried and other eligible employees who were participants in the plan before January 1, 2011, including certain of our named executive officers, are eligible to receive retirement benefits under the Retirement Plan. For purposes of calculating the Retirement Plan benefit, earnings generally include base salary and annual cash bonus awards or annual cash incentive awards, whichever is higher. Benefits paid under the Retirement Plan are calculated as follows:

Benefit	Benefit Available If:	Benefit Amount
Normal Retirement	Employment with company terminates after eligible employee attains age 65

Calculate the final average monthly earnings (highest consecutive 60 months of final 120 months earnings divided by 60) multiplied by 1%, multiplied by years of credited service, plus portion of final average monthly earnings that exceeds the Social Security Benefit Base multiplied by 1/2% multiplied by years of credited service up to 35

Early Retirement	Employment with company terminates after eligible employee turns 55 and has ten or more years of vesting service	Calculate the monthly normal retirement benefit (as described above), then reduce that amount by 1/12 of 5% (5% per year) for each month the retirement age is less than age 62

Required survivor benefits are paid under the Retirement Plan. Benefits generally are paid in the form of joint and survivor 50% annuity or single a life annuity if the participant is unmarried. Alternate annuity forms of payment are available subject to the actuarial equivalence factors used for all salaried employees in the Retirement Plan.

The benefits payable under the Retirement Plan and our Salaried 401(k) Plan, or the 401(k) Plan, are supplemented by benefits paid under the Supplemental Plan for certain salaried and other eligible employees including our named executive officers. Benefits paid under the Supplemental Plan are calculated in accordance with the normal retirement benefit formula or early retirement formula described in the table above with respect to the Retirement Plan, taking into account the vested benefit that would have been paid under the Retirement Plan if:

•	the limitations imposed by the Internal Revenue Code on maximum eligible annual earnings ($280,000 in 2019) and maximum annual retirement benefits ($225,000 in 2019) did not apply; and
•	any deferred bonus awards were paid to the eligible employee in the year deferred.

From this sum, the benefit paid under the Retirement Plan is subtracted to determine the benefit paid under the Supplemental Plan.

For example, in 2019, the maximum compensation allowed under the Retirement Plan was $280,000. For an executive earning $300,000 in 2019, the Retirement Plan uses compensation of $280,000 in the benefit formula, while the Supplemental Plan uses the full $300,000, producing a higher total benefit value.

Eligible employees become vested in this Supplemental Plan on the completion of five years of vesting service. Benefits paid under the retirement portion of the Supplemental Plan are paid beginning no later than 90 days after the date the eligible employee turns 55 or terminates employment, whichever is later and, at the eligible employee's election, in one of the annuity forms available under the Retirement Plan (other than the Social Security adjustment option), except benefits with total actuarial present value of $50,000 or less, which are paid in a lump sum.

2019 Nonqualified Deferred Compensation Table

The table below shows the fiscal year contributions made by and on behalf of each of the named executive officers under the 401(k) Plan Supplemental Benefit portion of the Supplemental Plan, as well as amounts deferred during the fiscal year under our Management Deferred Compensation Plan. The amounts shown for aggregate earnings, aggregate withdrawals/ distributions and aggregate balance include all such amounts for these plans as well as the Supplemental Plan and certain other predecessor deferred compensation plans in which the named executive officer participates.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (12/31/19) ($)(3)
Michael J. Covey	—	88,649	1,725,003	—	6,660,186
Jerald W. Richards	—	30,220	95,458	—	388,031
Eric J. Cremers	—	42,669	106,249	—	514,099
Thomas J. Temple	—	16,527	18,166	—	139,904
Darin R. Ball	—	7,695	1,398	—	13,351
Lorrie D. Scott	—	13,849	2,044	—	88,276

(1)	Amounts shown in the Registrant Contributions column above are also included in the “All Other Compensation” column in the Summary Compensation Table.
(2)	None of the Aggregate Earnings reported in this table are included in the Summary Compensation Table for the 2019 fiscal year because they do not represent above-market or preferential earnings.
(3)

The following amounts of registrant contributions in 2019, 2018, and 2017 included in the Aggregate Balance column above have been reported as compensation to the named executive officers in the Summary Compensation Tables for 2019, 2018, and 2017:

Name	2019 ($)	2018 ($)	2017 ($)
Michael J. Covey	88,649	95,430	66,450
Jerald W. Richards	30,220	33,543	21,265
Eric J. Cremers	42,669	45,778	32,043
Thomas J. Temple	16,527	16,040	10,363
Darin R. Ball	7,695	4,490	—
Lorrie D. Scott	13,849	13,490	8,923

In addition to the retirement benefits described above, the Supplemental Plan also provides benefits supplemental to the 401(k) Plan to the extent that an eligible employee has made the maximum contributions permitted under the 401(k) Plan and the eligible employee's allocations of “company contributions” are reduced under the 401(k) Plan due to Internal Revenue Code limits or because the eligible employee has deferred an applicable award under our annual incentive plan. For years after 2004, eligible employees are credited with contributions under the Supplemental Plan equal to the difference between the amount of company contributions and allocable forfeitures actually allocated to the eligible employee under the 401(k) Plan for the year and the amount of company contributions and allocable forfeitures that would have been allocated to the eligible employee under the 401(k) Plan if the eligible employee had made “participating contributions” equal to 6% percent of his or her earnings determined without regard to the Internal Revenue Code limit on maximum eligible compensation ($280,000 in 2019) and without regard to deferral of any award otherwise payable under our annual incentive plan. Amounts credited to the Supplemental Plan on behalf of eligible employees are deemed to be invested in certain investments allowed under the 401(k) Plan as elected by the eligible employee.

Eligible employees become vested in this supplemental benefit upon the earliest of completion of two years of service, attainment of age 65 while an employee, or total and permanent disability. The supplemental benefits are paid in 10 or fewer annual installments or in a lump sum, at the eligible employee's election, following separation from service. Benefit payments made under the Supplemental Plan to “key employees,” as defined under the Internal Revenue Code, on account of their separation from service will be delayed for a minimum of six months following their separation date. Account balances that are equal to less than the annual 401(k) contribution limit ($19,000 in 2019) on the date the eligible employee separates from service are paid in a lump sum without regard to the employee's election.

Certain eligible employees, including the named executive officers, who earn awards under our annual incentive plan are permitted to defer receipt of those awards. These employees may defer receipt of a minimum of 50% and a maximum of 100% of the award pursuant to rules established under our Management Deferred Compensation Plan. Eligible employees, including the named executive officers, may also defer up to 50% of their base salary under the Management Deferred Compensation Plan. At the employee's election, deferrals may be deemed invested in a stock unit account, a directed investment account with certain deemed investments available under the 401(k) Plan or a combination of these investment vehicles. If stock units are elected, dividend equivalents are credited to the units.

At the time of his hiring, Mr. Covey received a grant of restricted stock units to replace the value of certain earned incentives that would have been available to him from his former employer. Pursuant to the terms of this grant, which vested in 2009, Mr. Covey elected to defer receipt of 44,818 shares. He was allocated 44,818 stock units in a deferral account maintained by the Company. The stock units are credited with dividend equivalents and will be settled in shares of company common stock upon his termination of employment.

Potential Payments Upon Termination or Termination Following a Change in Control

Severance Program for Executive Employees. The Severance Program for Executive Employees, or Severance Program, provides severance benefits to our named executive officers and certain other officers and certain executive employees. Benefits are payable under the Severance Program both in connection with a termination of the executive officer's employment with us and in connection with a separation of employment following a change in control.

Termination Other Than in Connection with Change in Control, Retirement, Death or Disability. The following table sets forth the severance benefits payable to each of our named executive officers under the Severance Program if the named executive officer's employment is terminated in the circumstances described below. No benefits are payable if the termination of service is voluntary or for cause, and a separate set of provisions apply when termination is a result of retirement, death or disability. The following table assumes the termination of employment occurred on December 31, 2019.

Name	Cash Severance Benefit ($)(1)	Pro-Rata Annual Bonus ($)(2)	Value of Equity Acceleration ($)(3)	Benefit Continuation ($)(4)	Other ($)(5)	Total ($)
Michael J. Covey	895,000	—	—	15,048	20,000	930,048
Jerald W. Richards	400,000	—	—	22,164	20,000	442,164
Eric J. Cremers	599,000	—	—	21,564	20,000	640,564
Thomas J. Temple	378,000	—	—	21,131	20,000	419,131
Darin R. Ball	285,000	—	—	22,164	20,000	327,164
Lorrie D. Scott	370,000	—	—	14,736	20,000	404,736

(1)	The executive officers receive severance benefits pursuant to the Severance Program.
(2)

Under the Annual Incentive Plan, if the executive is not employed by the company on the date of the award payout (February 2020 for reasons other than death, disability or retirement, the annual incentive plan award payout is forfeited.

(3)	Unvested performance shares and restricted stock units will be forfeited outside of a change in control, death, disability or retirement termination.
(4)	The executive officers receive a lump sum cash benefit in consideration of future health needs pursuant to the Severance Program.
(5)	Reflects estimated amount for reimbursement for up to twelve months of expenses incurred for outplacement services.

Under the Severance Program, basic severance benefits generally are payable to each eligible employee when his or her employment terminates in the following circumstances:

•	involuntary termination of the employee's employment for any reason other than death, disability or misconduct;
•

the subsidiary employing the employee ceases to be a participating company in the Severance Program due to a sale to a third party or a spin-off of the subsidiary, in a transaction that is also a change in ownership or effective control of PotlatchDeltic Corporation or a change in ownership of a substantial portion of PotlatchDeltic Corporation's assets (but no benefits are payable if the employee continues employment with or is offered the same or better employment terms by the purchaser or spun-off company, and the purchaser or spun-off company maintains a severance plan that is equivalent in all material respects to the Severance Program); or

•	separation from service by the employee within 24 months
▪	of a material reduction in his or her authority or responsibility,
▪	of a material reduction in his or her base salary,
▪	of being required to relocate his or her principal place of business to a place that is 50 miles or more from the prior principal place of business,
▪

of a material reduction in his or her benefits under cash or equity-based incentive plans, qualified and nonqualified employee benefit plans, or any employee welfare plan, as compared to all other similarly situated employees unless the reduction applies to all similarly situated employees, or

▪	of a material breach by the company of any material, written employment or services agreement.

Upon the occurrence of any of the events described above, (which expressly excludes a termination by the employee outside of the reasons noted above) the following basic severance benefits shown in the above table are payable to the named executive officers:

•	Cash Severance Payment - A cash payment equal to three weeks of the executive officer's base compensation for each full year of service. The minimum cash benefit is twelve months of base salary.
•	Benefits Payment - A cash benefit in consideration of future health care needs (i.e., medical and dental) in an amount equal to the total monthly premium for such coverage times 12.
•	Outplacement Services - Reimbursement for up to 12 months of expenses incurred for outplacement services.

Termination of an employee's employment (for reasons other than in connection with a change in control or upon death, disability or retirement) will result in the automatic termination of any unvested performance shares and restricted stock units.

No basic severance benefits are payable under the Severance Program in connection with an eligible employee's termination generally if (1) the employee separates from service on or after his or her normal retirement date, (2) during the two-year period immediately before retirement, the employee is an eligible employee under the Severance Program, and (3) the employee is entitled to benefits under the Retirement Plan, the 401(k) Plan (excluding benefits representing employee contributions) and the Supplemental Plan which, when converted into a straight life annuity, equal at least $44,000 in the aggregate. The Severance Program document also states that no severance benefits will be payable if the eligible employee is receiving long-term or permanent disability benefits under the company's disability income plan.

Termination Following a Change in Control. The following table sets forth the severance benefits payable to each of our named executive officers under the Severance Program upon a termination of employment in connection with a change in control. Payment of these benefits requires a “double trigger,” or a change in control coupled with an involuntary loss of employment or a voluntary termination of employment for Good Reason (as defined in the Plan document) within one month prior to or two years after the change in control. The following table assumes the termination of employment and a change in control each occurred on December 31, 2019.

Name	Cash Severance Benefit ($)(1)	Pro-Rata Annual Bonus ($)(2)	Value of Equity Acceleration ($)(3)	Benefit Continuation ($)(4)	Enhancement of Retirement Benefits ($)	Other ($)(5)	Total ($)
Michael J. Covey	5,370,000	895,000	4,274,038	15,048	—	20,000	10,574,086
Jerald W. Richards	1,500,000	200,000	930,868	22,164	—	20,000	2,673,032
Eric J. Cremers	2,545,800	419,300	2,612,989	21,564	—	20,000	5,619,653
Thomas J. Temple	1,370,300	170,100	706,599	21,131	—	20,000	2,288,130
Darin R. Ball	1,033,300	128,300	638,059	22,164	—	20,000	1,841,823
Lorrie D. Scott	1,387,500	185,000	333,222	14,736	—	20,000	1,940,458

(1)

Mr. Covey receives a severance benefit equal to three times the sum of his base salary and target annual cash incentive award. The other executive officers receive severance benefits equal to 2.5 times the sum of their respective base salaries and target annual cash incentive awards.

(2)

All executive officers would be entitled to a payment of the pro-rata portion of their target annual cash incentive awards. As the termination event would occur on December 31, 2019, we have shown the full year target annual cash incentive award.

(3)

The Equity Acceleration column is comprised of the realizable value upon acceleration of vesting of unearned performance share awards for the 2018-2020 and 2019-2021 performance periods and acceleration of vesting of restricted stock unit awards, All equity awards have been calculated using the company's closing stock price on December 31, 2019 of $43.27.

(4)	The executive officers receive a lump sum cash benefit in consideration of future health needs pursuant to the severance program.
(5)	Reflects estimated amount for reimbursement for up to twelve months of expenses incurred for outplacement services.

Under the Severance Program, benefits are payable to each of our named executive officers upon termination following a change in control. Unless the Committee determines otherwise with respect to an award at the time it is granted or unless otherwise defined for purposes of an award in a written employment, services or other agreement between a participant and us, a change in control of the company generally means the occurrence of any of the following events:

•	Consummation of a merger or consolidation involving the company (excluding any transaction where following such transaction,
o

all or substantially all of the individuals and entities who were the beneficial owners of the then outstanding shares of common stock of the company and the then outstanding voting securities of the company entitled to vote generally in the election of directors immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of such securities of the successor company, or

o

no person (other than the successor company or any employee benefit plan sponsored or maintained by the company or any of its subsidiaries or the successor company) beneficially owns, directly or indirectly, 30% or more of such securities (excluding ownership resulting from ownership of such securities immediately prior to the transaction), or

o

at least a majority of the members of the board of directors of the successor company were members of the Board of Directors at the time of the execution of the initial agreement providing for, or of the action of the Board of Directors to approve, such transaction); or

•

Individuals who as of May 9, 2018 constitute the Board of Directors (or whose later nomination or election to the Board of Directors was approved by at least a majority of such incumbent directors, but excluding any director who was initially nominated as a result of an actual or threatened election contest, solicitation of proxies or consents, or other action by, or on behalf of any person other than the Board of Directors) cease for any reason to constitute at least a majority of the Board of Directors subsequent to May 9, 2018; or

•

Any person acquires beneficial ownership of 30% or more of either the outstanding shares of common stock of the company or the outstanding voting securities of the company entitled to vote generally in the election of directors (excluding any acquisition by the company, any employee benefit plan (or related trust) sponsored or maintained by the company, or corporation pursuant to a transaction that would be excluded from the definition of a merger or consolidation noted above); or
•	Consummation of the sale, lease or exchange of all or substantially all of the assets of the company.

Upon a change in control, the performance period for outstanding unvested performance share awards for the 2018-2020 and 2019-2021 performance periods will be deemed concluded on the effective date of the change of control, and target awards of such performance shares plus dividend equivalents will be converted to restricted stock units that vest at the end of the respective performance period.

In addition, other change in control benefits are payable to our named executive officers if, within two years following a change in control, one of the following events occurs:

•	involuntary termination of the employee's employment for any reason other than death, disability or misconduct;
•	separation from service by the employee within 24 months
▪	of a material reduction in his or her authority or responsibility,
▪	of a material reduction in his or her base salary,
▪	of being required to relocate his or her principal place of business to a place that is 50 miles or more from the prior principal place of business,
▪

of a material reduction in his or her benefits under cash or equity-based incentive plans, as compared to all other similarly situated employees unless the reduction applies to all similarly situated employees, or

▪	of a material breach by the company of any material, written employment or services agreement.

Upon the occurrence of any of the events described above within two years following a change of control, the following change of control severance benefits are payable to our named executive officers:

•

Cash Severance Payment. A cash benefit equal to the employee's base compensation plus his or her base compensation multiplied by his or her standard bonus percentage, determined as of the date of the change in control or the effective date the employee separates from service, whichever produces the larger amount, multiplied by 3 with respect to our Chief Executive Officer, and 2.5 with respect to all other eligible executive officers;

•

Prorated Annual Incentive Award. A cash bonus under our annual incentive plan for the fiscal year of termination, determined based on the executive officer's target or standard bonus and prorated for the number of months during the fiscal year in which the employee was employed;

•	Benefits Payment. A cash benefit in consideration of future health care needs (i.e., medical and dental) in an amount equal to the total monthly premium for such coverage times 12;
•	Outplacement Services. Reimbursement of up to 12 months of expenses incurred for outplacement services;
•

Enhancement of Retirement Benefits. A lump sum cash benefit equal to the value of the unvested portion, if any, of the employee's 401(k) account and the unvested portion of the employee's “401(k) plan supplemental benefit” account under the Supplemental Plan. A lump sum cash benefit equal to the present value of the employee's “normal retirement benefit” and “retirement plan supplemental benefit” determined under the Retirement Plan and the Supplemental Plan, respectively, if the employee is not entitled to a vested benefit under the Retirement Plan at the time he or she separates from service; and

•

Vesting of Restricted Stock Units. All unvested restricted stock units awarded upon conversion of outstanding performance share awards or awarded at least six months prior to the change in control shall become immediately vested upon the employee's termination.

Benefits Protection Trust Agreement. We have entered into a Benefits Protection Trust Agreement, or Trust, which provides that in the event of a change in control, the Trust will become irrevocable and within 30 days of the change in control we will deposit with the trustee enough assets to ensure that the total assets held by the Trust are sufficient to cover any anticipated trust expenses and to guarantee payment of the benefits payable to our employees under the Supplemental Plan; the Management Performance Award Plan and Management Performance Award Plan II (predecessor plans to our current annual incentive plan); the Annual Incentive Plan (our current annual incentive plan); the Severance Program; the Management Deferred Compensation Plan; the Deferred Compensation Plan for Directors; the Deferred Compensation Plan for Directors II;  the Severance Program; and certain agreements between us and certain of our former employees. At least annually after the initial funding of the Trust, an actuary will be retained to re-determine the benefit commitments and expected fees. If the Trust assets do not equal or exceed 110% of the re-determined amount, then we are, or our successor is, obligated to deposit additional assets into the Trust.

Potential Payments Upon Termination in Connection with Retirement, Death or Disability. The following table summarizes the value as of December 31, 2019, of annual incentive plan awards, the number and value of performance shares that our named executive officers would be entitled to receive at the end of the applicable performance periods, and the number and value of restricted stock units for which vesting would have been accelerated, assuming the respective officer's employment terminated on December 31, 2019, in connection with death, disability or retirement.

Name	Pro-Rata Annual Bonus ($)(1)	Pro-Rated Number of Shares Issued at End of Performance Period (#)(2)	Value of Performance Shares as of December 31, 2019 ($)	Accelerated Number of RSUs (#)(3)	Value of RSUs as of December 31, 2019 ($)(4)	Total ($)
Michael J. Covey	0.00	34,308	1,484,507	11,215	485,273	1,969,780
Jerald W. Richards	0.00	7,339	317,559	2,446	105,838	423,397
Eric J. Cremers	0.00	12,361	534,860	6,099	263,904	798,764
Thomas J. Temple	0.00	5,666	245,168	1,859	80,439	325,607
Darin R. Ball	0.00	5,256	227,427	1,752	75,809	303,236
Lorrie D. Scott	0.00	5,711	247,115	1,990	86,107	333,222

(1)

All executive officers are entitled to a payment of the pro-rata portion of their annual cash incentive award, based on the company's actual performance. As the termination event would occur on December 31, 2019, we have shown the full year actual annual cash incentive award. No annual incentive awards were payable with respect to 2019 performance.

(2)

Performance share awards for the 2018-2020 and 2019-2021 performance periods are paid out on a pro-rata basis, based on "actual" performance. Actual performance may range from 0% to 200%. We have illustrated these awards, on a pro rata basis, assuming target performance, as these awards are mid-cycle. The number of shares represented in this column includes dividend equivalents through December 31, 2019.

(3)

The number of restricted stock units, or RSUs, shown in this column reflects the accelerated vesting of RSUs pursuant to the terms of the RSU award grant agreements. The number of shares represented in this column includes dividend equivalents through December 31, 2019. RSUs that vested during 2019 pursuant to the regular vesting schedule for such RSU awards are reflected in the 2019 Stock Vested Table above.

(4)	The amounts shown in this column were calculated using the company's closing stock price on December 31, 2019 of $43.27.

Annual Incentive Plan. Under our annual incentive plan, upon the death, disability or retirement of an employee, the employee or his or her beneficiary or estate, is entitled to a pro rata portion of the employee's target annual cash incentive award.

Long-Term Equity Incentive Plan. If an employee's employment terminates during the performance period because of retirement, disability or death, the employee, or his or her beneficiary, is entitled to a prorated number of the performance shares subject to the award. The prorated number of performance shares earned is determined at the end of the performance period based on the ratio of the number of completed calendar months the employee is employed during the performance period to the total number of months in the performance period. The prorated number of performance shares, plus dividend equivalents equal to the cash distributions that would have been paid on the shares earned are paid at the end of the applicable performance period. With respect to restricted stock units, if the employee's employment terminates because of retirement, disability or death, and the vesting of the employee's restricted stock units is to occur in its entirety as of a single date, the employee, or his or her beneficiary, will be entitled to a pro rata portion of the restricted stock units. If the vesting is to occur ratably, such as 20%, 20% and 60% over a three-year period, the employee, or his or her beneficiary, will receive the already vested restricted stock units as well as the next tranche of restricted stock units scheduled to vest.

PROPOSAL 3 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We recommend a vote FOR this proposal.

Section 14A of the Exchange Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement.

As described under the heading “Compensation Discussion and Analysis,” commencing on page 25, our key compensation objectives are to recruit, motivate and retain talented and experienced executives, ensure our incentive compensation is aligned with short-term and long-term company performance and align our employees’ interests with those of our stockholders. Our executive compensation programs are designed to provide all of our executives a fair and competitive incentive-based compensation package that is tied to the performance of both the individual and the company. We target our compensation levels to be at, or near, the median compensation paid by other comparable companies in our industry. A significant portion of total compensation for our senior executives is at risk and dependent on the achievement of target levels of performance. In addition, in order to maintain fiscal discipline, incentive compensation includes thresholds and caps. We urge stockholders to read the “Compensation Discussion and Analysis” for a more detailed discussion of our executive compensation programs and how they reflect our philosophy and are linked to company performance.

We are asking our stockholders to approve our named executive officer compensation as described in this proxy statement by voting “FOR” the following advisory resolution at the Annual Meeting:

RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the “Compensation Discussion and Analysis," the “Summary Compensation Table” and the related compensation tables, notes and narratives in the company’s proxy statement for the 2020 Annual Meeting of Stockholders.

The say-on-pay vote is advisory, and therefore not binding on the company, the Compensation Committee or our Board of Directors. However, our Board and our Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future executive compensation decisions.

Our Board of Directors has adopted a policy providing for an annual say-on-pay vote until the next required stockholder vote on the frequency of such votes.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Covey, our Chairman and Chief Executive Officer (our “CEO”).

Mr. Covey had 2019 annual total compensation of $4,636,819 as reflected in the Summary Compensation Table included in this Proxy Statement. Our CEO’s annual total compensation was approximately 53.0 times that of our median employee.

	Pay Ratio
	President and CEO ($)	Median Employee ($)
Base Salary	890,692	60,712
Stock Awards	2,184,603	—
Non-Equity Incentive Plan Compensation	0	—
Change in Pension Value and Nonqualified Deferred Compensation Earnings	1,460,623	23,556
All Other Compensation	100,901	3,220
TOTAL	4,636,819	87,487

CEO Pay to Median Employee Pay Ratio	53.0	1

We determined the median employee by reviewing the gross income for each company employee maintained in company payroll records for 2019, excluding Mr. Covey, and identifying the median employee.

We adopted this methodology for determining the median employee rather than using the methodology we have used in the past because this methodology involves less complexity and reduces the possibilities for error.

GENERAL INFORMATION

Stockholder Proposals for 2021

We anticipate that the next Annual Meeting of Stockholders will be held in May of 2021. In order to be considered for inclusion in our 2021 proxy statement, stockholder proposals must comply with SEC Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials and must be submitted in writing to: Office of the Corporate Secretary, PotlatchDeltic Corporation, 601 West First Ave., Suite 1600, Spokane, WA 99201. Proposals must be received on or prior to December 1, 2020.

Our Bylaws require that any stockholders who intend to present an item of business, including nominees for candidates for election as directors, at the 2021 Annual Meeting of Stockholders (other than a stockholder proposal submitted for inclusion in our 2021 proxy statement) must provide notice of such business to the Office of the Corporate Secretary at the address above not earlier than January 4, 2021 and not later than the close of business on February 3, 2021. Proposals should include the information set forth in our Bylaws. A copy of our Bylaws may be viewed by going to our website at www.potlatchdeltic.com, and selecting “Investor Resources,” and then “Corporate Governance.”

Householding Information

We deliver only one annual report and one proxy statement to multiple shareholders at the same address unless we have received contrary instructions from one or more of the shareholders. We will, upon written or oral request, promptly deliver a separate copy of the annual report or proxy statement to a shareholder at a shared address to which a single copy of the annual report or proxy statement was delivered. Registered shareholders who wish to receive a separate annual report or proxy statement in the future, or registered shareholders sharing an address who wish to receive a single copy of the annual report or proxy statement in the future, should contact our Transfer Agent at Computershare, P.O. Box 505000, Louisville, Kentucky, 40253 or by calling 866-593-2351. Beneficial shareholders who have the same address and wish to receive a separate copy of the annual report or proxy statement in the future should contact their broker, bank, or other holder of record.

Other Information

We will make available to a stockholder, free of charge, any of the following documents at the stockholder’s request:

Filings with the Securities and Exchange Commission

•	Annual Reports on Form 10-K
•	Quarterly Reports on Form 10-Q
•	Current Reports on Form 8-K
•	Registration Statements
•	Beneficial Ownership Reports for Directors and Executive Officers

Charter Documents

•	Amended and Restated Bylaws
•	Third Restated Certificate of Incorporation

Committee Charters

•	Audit Committee Charter
•	Executive Compensation and Personnel Policies Committee Charter
•	Finance Committee Charter
•	Nominating and Corporate Governance Committee Charter

Governance Documents

•	Corporate Conduct and Ethics Code
•	Corporate Governance Guidelines
•	Director Nomination Policy
•	Audit Committee Pre-Approval Policy
•	Officer Stock Ownership Guidelines
•	Related Person Transactions Policy
•	Audit Committee Hiring Policy
•	Audit Committee Independence and Financial Expert Policy
•	Securities Law Compliance and Insider Trading Policy
•	Director Independence Policy
•	Director Stock Ownership Guidelines
•	Incentive Compensation Recovery Policy

These documents may be viewed by going to our website at www.potlatchdeltic.com, and selecting “Investor Resources,” and then “Corporate Governance.” You may also submit a request for printed copies by email to investorinfo@potlatchdeltic.com or by mail to the following address:

PotlatchDeltic Corporation

Attn: Corporate Secretary

601 West First Ave., Suite 1600

Spokane, WA 99201

POTLATCHDELTIC CORPORATION ATTN: CORPORATE SECRETARY 601 WEST FIRST AVE., STE 1600 SPOKANE, WA 99201 VOTE BY INTERNET – www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. EDT on 05/03/2020 for shares held directly and by 11:59 P.M. EDT on 04/29/2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE – 1-800-690-6903 Use any touch-tone telephone or transmit your voting instructions. Vote by 11:59 P.M. EDT on 05/03/2020 for shares held directly and by 11:59 P.M. EDT on 04/29/2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOVKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY  THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the election of three Directors to serve until the 2023 Annual Meeting of Stockholders: 1. Election of Directors Nominees For Against Abstain 1a. Linda M. Breard 1b. Lawrence S. Peiros 1c. Eric J. Cremers The Board of Directors recommends you vote FOR proposals 2 and 3. 2. Ratification of the appointment of KPMG LLP as our independent auditors for 2020. 3. Advisory vote to approve executive compensation. NOTE: In their discretion, the proxies are authorized to vote on such other matters that may properly come before the 2020 Annual Meeting of Shareholders or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature (PLEASE SIGN WITHIN BOX) Date Signature (Joint Owners) Date

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. EDT on 05/03/2020 for shares held directly and by 11:59 P.M. EDT on 04/29/2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. EDT on 05/03/2020 for shares held directly and by 11:59 P.M. EDT on 04/29/2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. POTLATCHDELTIC CORPORATION ATTN: CORPORATE SECRETARY 601 WEST FIRST AVE., STE 1600 SPOKANE, WA 99201TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the election of three Directors to serve until the 2023 Annual Meeting of Stockholders: 1. Election of Directors Nominees For Against Abstain 1a. Linda M. Breard 1b. Lawrence S. Peiros 1c. Eric J. Cremers The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Ratification of the appointment of KPMG LLP as our independent auditors for 2020. 3. Advisory vote to approve executive compensation. NOTE: In their discretion, the proxies are authorized to vote on such other matters that may properly come before the 2020 Annual Meeting of Shareholders or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 0000450688_1 R1.0.1.18 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com POTLATCHDELTIC CORPORATION Annual Meeting of Stockholders May 4, 2020 9:00 A.M. PDT This proxy is solicited by the Board of Directors The undersigned stockholder(s) hereby appoint(s) Michael J. Covey, Jerald W. Richards and Michele L. Tyler, or any of them, as proxies each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote all of the shares of Common Stock of POTLATCHDELTIC COPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 A.M. PDT on May 4, 2020 at 601 West First Ave., Suite 1600, Spokane, WA 99201, as designated on the reverse side of this ballot and in their discretion upon all other matters that may properly come before such meeting or any adjournment or postponement thereof. In the event we are not able to hold our annual meeting at the physical location, we will host a virtual-only meeting. Please check for updates in the days before our meeting at our website: http://potlatchdeltic.com. This proxy when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side.